           Affiliation and Merger Agreement


                         Among

                   The 1855 Bancorp

              Compass Bank for Savings



                         and


               Sandwich Bancorp, Inc.

           The Sandwich Co-operative Bank



                  February 2, 1998

                   TABLE OF CONTENTS

ARTICLE I
     CERTAIN DEFINITIONS
        1.1  Certain Definitions.. . . . . . . . . . 1

ARTICLE II
     THE MERGER
        2.1 The Merger.  . . . . . . . . . . . . . . 5
        2.2  Effective Time. . . . . . . . . . . . . 5
        2.3  Charter and By-laws . . . . . . . . . . 5
        2.4  Directors and Officers of
               Surviving Corporation . . . . . . . . 5
        2.5  Trustees and Directors of 1855 Bancorp
               and Compass Bank. . . . . . . . . . . 6
        2.6  Additional Actions. . . . . . . . . . . 6
        2.7  Effects of the Merger.  . . . . . . . . 6
        2.8  Possible Alternative Structures.  . . . 6

ARTICLE III
     CONVERSION OF SHARES
        3.1 Conversion Shares. . . . . . . . . . . . 7
        3.2  Employee Stock Options. . . . . . . . . 7
        3.3  Dissenting Shares.. . . . . . . . . . . 8
        3.4  Surrender of Shares; Stock
               Transfer Books. . . . . . . . . . . . 8

ARTICLE IV
     REPRESENTATIONS AND WARRANTIES OF SANDWICH
        4.1  Capital Structure.. . . . . . . . . . . 9
        4.2  Organization, Standing and Authority
               of Sandwich . . . . . . . . . . . . .10
        4.3  Ownership of Sandwich Subsidiaries. . .10
        4.4  Organization, Standing and Authority
               of Sandwich Subsidiaries. . . . . . .10
        4.5  Authorized and Effective Agreement. . .11
        4.6  Securities Documents and Regulatory
               Reports . . . . . . . . . . . . . . .12
        4.7  Financial Statements. . . . . . . . . .12
        4.8  Material Adverse Change . . . . . . . .13
        4.9  Environmental Matters . . . . . . . . .13
        4.10  Tax Matters. . . . . . . . . . . . . .13
        4.11  Legal Proceedings. . . . . . . . . . .14
        4.12  Compliance with Laws . . . . . . . . .14
        4.13  Certain Information  . . . . . . . . .15
        4.14  Employee Benefit Plans . . . . . . . .15
        4.15  Certain Contracts. . . . . . . . . . .17
        4.16  Brokers and Finders. . . . . . . . . .18
        4.17  Insurance. . . . . . . . . . . . . . .18
        4.18  Loan Portfolio.. . . . . . . . . . . .18
        4.19  Properties.. . . . . . . . . . . . . .18
        4.20  Labor.   . . . . . . . . . . . . . . .18
        4.21  Required Vote; Inapplicability of
                 Antitakover Statutes . . . . . . ..19

        4.22  Material Interests of Certain Persons. 19
        4.23  Certain Transactions . . . . . . . . . 19
        4.24  Disclosures. . . . . . . . . . . . . . 19

ARTICLE V
   REPRESENTATIONS AND WARRANTIES OF 1855 BANCORP
        5.1  Capital Structure. . . . . . . . . . . .19
        5.2  Organization, Standing and Authority
               of 1855 Bancorp. . . . . . . . . . . .19
        5.3  Ownership of the 1855 Bancorp
               Subsidiaries . . . . . . . . . . . . .20
        5.4  Organization, Standing and Authority
               of the 1855 Bancorp Subsidiaries. . . 20
        5.5  Authorized and Effective Agreement. . . 20
        5.6  Regulatory Reports. . . . . . . . . . . 21
        5.7  Financial Statements. . . . . . . . . . 22
        5.8  Material Adverse Change . . . . . . . . 22
        5.9  Environmental Matters.  . . . . . . . . 22
        5.10  Tax Matters.   . . . . . . . . . . . . 23
        5.11  Legal Proceedings. . . . . . . . . . . 23
        5.12  Compliance with Laws . . . . . . . . . 23
        5.13  Certain Information  . . . . . . . . . 24
        5.14  Employee Benefit Plans . . . . . . . . 24
        5.15  Certain Contracts. . . . . . . . . . . 25
        5.16  Brokers and Finders. . . . . . . . . . 26
        5.17  Insurance.   . . . . . . . . . . . . . 26
        5.18  Properties.. . . . . . . . . . . . . . 26
        5.19  Labor. . . . . . . . . . . . . . . . . 26
        5.20  Ownership of Sandwich Common Stock.. . 26
        5.21  Certain Transactions.  . . . . . . . . 26
        5.22  Disclosures. . . . . . . . . . . . . . 27
        5.23  Disclosure Schedule. . . . . . . . . . 27
        5.24  Merger Sub.. . . . . . . . . . . . . . 27

ARTICLE VI
     COVENANTS OF SANDWICH
        6.1  Conduct of Business . . . . . . . . . . 27
        6.2  Current Information . . . . . . . . . . 30
        6.3  Access to Properties and Records. . . . 30
        6.4  Financial and Other Statements. . . . . 30
        6.5  Disclosure Supplements. . . . . . . . . 31
        6.6  Consents and Approvals of Third
               Parties . . . . . . . . . . . . . . . 31
        6.7  All Reasonable Efforts. . . . . . . . . 31
        6.8  Failure to Fulfill Conditions . . . . . 31
        6.9  No Solicitation . . . . . . . . . . . . 31

ARTICLE VII
     COVENANTS OF 1855 BANCORP
        7.1  Conduct of Business.. . . . . . . . . . 32
        7.2  Current Information . . . . . . . . . . 32

        7.3  Access to Properties and Records. . . . 32
        7.4  Financial and Other Statements. . . . . 33
        7.5  Disclosure Supplements. . . . . . . . . 33
        7.6  Consents and Approvals of Third
               Parties . . . . . . . . . . . . . . . 33
        7.7  All Reasonable Efforts. . . . . . . . . 33
        7.8  Failure to Fulfill Conditions . . . . . 34
        7.9  Employee Benefits . . . . . . . . . . . 34
        7.10 Directors and Officers Indemnification
               and Insurance . . . . . . . . . . . . 35
        7.11  Merger Sub . . . . . . . . . . . . . . 36

ARTICLE VIII
     REGULATORY AND OTHER MATTERS
        8.1  Sandwich Special Meeting . . . . . . .  37
        8.2  Sandwich Proxy Materials . . . . . . .  37
        8.3  Capital Offering . . . . . . . . . . .  37
        8.4  Regulatory Approvals. . . . . . . . . . 39

ARTICLE IX
     CLOSING CONDITIONS
        9.1  Conditions to Each Party's Obligations
                under this Agreement. . . . . . . .  39
        9.2  Conditions to the Obligations of 1855
                Bancorp under this Agreement . . . . 39
        9.3  Conditions to the Obligations of
                Sandwich under this Agreement . . .  40

ARTICLE X
     THE CLOSING
        10.1  Time and Place.  . . . . . . . . . . . 41
        10.2  Deliveries at the Closing. . . . . . . 42

ARTICLE XI
     TERMINATION, AMENDMENT AND WAIVER

        11.1  Termination. . . . . . . . . . . . . . 42
        11.2  Effect of Termination. . . . . . . . . 43
        11.3  1855 Bancorp Special Payment.. . . . . 44
        11.4  Sandwich Change in Control Expense
                Fee. . . . . . . . . . . . . . . . . 45
        11.5  Amendment, Extension and Waiver. . . . 46

ARTICLE XII
     MISCELLANEOUS
        12.1  Confidentiality.   . . . . . . . . . . 47
        12.2  Public Announcements . . . . . . . . . 47
        12.3  Survival . . . . . . . . . . . . . . . 47
        12.4  Notices. . . . . . . . . . . . . . . . 47
        12.5  Parties in Interest. . . . . . . . . . 48
        12.6  Complete Agreement . . . . . . . . . . 48
        12.7  Counterparts . . . . . . . . . . . . . 48
        12.8  Severability . . . . . . . . . . . . . 48

        12.9  Governing Law. . . . . . . . . . . . . 49
        12.10  Interpretation. . . . . . . . . . . . 49

                                                  EXECUTION COPY

           AFFILIATION AND MERGER AGREEMENT

     AFFILIATION AND MERGER AGREEMENT ("Agreement"), dated as of February 2, 1998, by and between The 1855 Bancorp, a Massachusetts mutual holding company ("1855 Bancorp"), its wholly-owned subsidiary, COMPASS BANK FOR SAVINGS, a Massachusetts savings bank ("Compass Bank"), SANDWICH BANCORP, INC., a Massachusetts corporation and bank holding company ("Sandwich"), and its wholly-owned subsidiary, THE SANDWICH CO-OPERATIVE BANK, a Massachusetts co-operative bank ("Sandwich Bank").

     WHEREAS, the Board of Trustees of 1855 Bancorp, the Board of Directors of Compass Bank and the Boards of Directors of Sandwich and Sandwich Bank have determined that it is in the best interests of their respective organizations and, with respect to Sandwich, its stockholders to consummate, and have approved, the business combination transactions provided for herein, in which a newly-formed special-purpose subsidiary ("Merger Sub") of Compass Bank will, subject to the terms and conditions set forth herein, merge (the "Merger") with Sandwich, with Sandwich as the surviving corporation of the Merger; and

     WHEREAS, as a condition to, and after the execution of, this Agreement, 1855 Bancorp and certain of the officers and directors of Sandwich and Sandwich Bank are entering into voting agreements in the form attached hereto as Exhibit A; and

     WHEREAS, immediately after consummation of the Merger, it is anticipated that Sandwich will be liquidated and Sandwich
Bank will be merged with and into Compass Bank (the "Bank
Merger");

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and to prescribe certain conditions to the Merger;

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and suffi-ciency of which are hereby acknowledged, the parties hereto agree as follows:

                        ARTICLE I
                  CERTAIN DEFINITIONS

     1.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, both here and throughout this Agreement, references to Articles and Sections refer to Articles and Sec-tions of this Agreement).

     "Bank Commissioner" shall mean the Commissioner of Banks of the Commonwealth of Massachusetts.

     "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

     "BIF" means the Bank Insurance Fund administered by the FDIC or any successor thereto.

     "Capital Offering" shall mean the offering and sale of up to 49% of the common stock of the Mid-Tier Holding Company or of Compass Bank or other acceptable forms of capital or capital substitutes in comparable amount pursuant to applicable law for purposes of funding the Merger.

     "Certificate" shall have the meaning set forth in Section
3.4 hereof.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Compass Bank for Savings" shall mean Compass Bank, a
Massachusetts-chartered savings bank and a wholly-owned subsidiary of 1855 Bancorp.

     "Depositors Insurance Fund" shall mean the Depositors
Insurance Fund of the Mutual Savings Central Fund, Inc.

     "Disclosure Schedule" shall mean a written, signed disclosure schedule delivered from the disclosing party to the other party specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein,

     "Dissenting Shares" shall have the meaning set forth in
Section 3.3 hereof.

     "DOJ" shall mean the United States Department of Justice.

     "Effective Date" shall mean the date on which the Effective Time occurs.

     "Effective Time" shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

     "Environmental Claim" means any written notice from any Governmental Entity or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

     "Environmental Laws" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environment Concern. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Subsection9601, etseq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Subsection6901, et seq; the Clean Air Act, as amended, 42 U.S.C. Subsection7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Subsection1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. Subsection9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Subsection1101, et seq; the Safe Drinking Water Act, 42 U.S.C. Subsection300f, et seq; and all comparable state and local laws, and (2) any common law
(including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

     "ERISA" shall mean the Employee Retirement Income Security
Act of 1974, as amended.

     "Exchange Act" shall mean the Securities Exchange Act of
1934, as amended.

     "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

     "FDIC" shall mean the Federal Deposit Insurance
Corporation or any successor thereto.

     "FHLB" shall mean Federal Home Loan Bank.

     "FRB" means the Board of Governors of the Federal Reserve
System or any successor thereto.

     "Fixed Consideration" shall have the meaning set forth in
Section 3.1.1 hereof.

     "Governmental Entity" shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

     "MBCL" shall mean the Massachusetts Business Corporation
Law, as amended.

     "MHPF" shall mean the Massachusetts Housing Partnership
Fund.

     "Massachusetts Board" shall mean the Massachusetts Board of Bank Incorporation.

     "Material Adverse Effect" shall mean, with respect to the 1855 Bancorp or Sandwich, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of 1855 Bancorp and its Subsidiaries taken as a whole or Sandwich and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either Sandwich, on the one hand, or 1855 Bancorp, on the other hand, to consummate the transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in laws and regulations particularly affecting banks, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) changes in interest rates, and (e) the direct effects of compliance with this Agreement on the operating performance of the parties including expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, including without limitation the expenses associated with the termination of any of the Sandwich Employee Plans as and to the extent contemplated herein.

     "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental
Laws.

     "Merger" shall mean the merger of Merger Sub with and into Sandwich pursuant to the terms hereof.

     "Merger Consideration" shall have the meaning set forth in
Section 3.1.1 hereof.

     "Mid-Tier Holding Company" shall mean that Massachusetts corporation that may be formed as a subsidiary of 1855 Bancorp for the purpose of (i) serving as a "mid-tier holding company" of Compass Bank and (ii) issuing up to 49% of its common stock in the Capital Offering.

     "NASD" shall mean the National Association of Securities
Dealers, Inc.

     "Offering Document" shall have the meaning set forth in
Section 8.3.3.

     "PBGC" shall mean the Pension Benefit Guaranty
Corporation, or any successor thereto.

     "Paying Agent" shall have the meaning set forth in Section
3.4.1 hereof.

     "Previously Disclosed" shall mean disclosed in a Disclosure Schedule dated on or prior to the date hereof.

     "Proxy Statement" shall mean the proxy statement, as amended or supplemented, to be delivered to shareholders of Sandwich in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby.

     "Rights" shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

     "SAIF" means the Savings Association Insurance Fund administered by the FDIC or any successor thereto.

     "SEC" shall mean the Securities and Exchange Commission.

     "Sandwich Bank" shall mean Sandwich Co-operative Bank, a
Massachusetts-chartered co-operative bank and a wholly-owned subsidiary of Sandwich.

     "Sandwich Common Stock" shall mean the common stock, par value $1.00 per share, of Sandwich.

     "Sandwich Employee Plans" shall have the meaning set forth in Section 4.14.1 hereof.

     "Sandwich Financial Statements" shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of Sandwich Bank as of December 31, 1996, 1995 and 1994 and the consolidated statements of operations, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of Sandwich Bank for each of the three years ended December 31, 1996, 1995 and 1994 as filed by Sandwich in its Securities Documents, and (ii) the unaudited consolidated statements of financial condition of Sandwich or Sandwich Bank (including related notes and schedules, if any) and consolidated balance sheets, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of Sandwich or Sandwich Bank included in the Securities Documents filed by Sandwich or Sandwich Bank with respect to the quarterly periods ended subsequent to December 31, 1996, and (iii) the unaudited consolidated balance sheets (including related notes and schedules, if any) of Sandwich as of December 31, 1997 and the consolidated statements of operations, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of Sandwich for the year ended December 31, 1997, a copy of which has been provided to 1855 Bancorp.

     "Sandwich Options" shall mean options to purchase shares of Sandwich Common Stock granted pursuant to the Sandwich Option
Plans or as otherwise Previously Disclosed.

     "Sandwich Option Plans" shall mean the following stock option plans of Sandwich, as amended and as in effect as of the date hereof: The Sandwich Bank 1986 Stock Option Plan and The
Sandwich Bank 1994 Stock Option and Incentive Plan.

     "Sandwich Preferred Stock" shall mean the shares of preferred stock, par value $1.00 per share, of Sandwich.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Securities Documents" shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

     "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended;
the Investment Advisers Act of 1940, as amended; the Trust
Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

     "Share Insurance Fund" shall mean the share insurance fund of the Co-operative Central Bank.

     "Subsidiary" shall have the meanings set forth in Rule 1-
02 of Regulation S-X of the SEC.

     "Surviving Corporation" shall have the meaning set forth in
Section 2.1 hereof.

     "1855 Bancorp Employee Plans" shall have the meaning set forth in Section 5.14.1 hereof.

     "1855 Bancorp Financial Statements" shall mean the audited consolidated statements of financial condition (including related notes and schedules) of 1855 Bancorp as of October 31, 1997, 1996 and 1995 and the consolidated statements of operations, shareholders' equity and cash flows (including related notes and schedules, if any) of 1855 Bancorp for each of the three years ended October 31, 1997, 1996 and 1995 as set forth in 1855 Bancorp's annual report for the year ended October 31, 1997, a copy of which has been provided to Sandwich.

     Other terms used herein are defined in the preamble and elsewhere in this Agreement.

                      ARTICLE II
                      THE MERGER

     2.1 THE MERGER. As promptly as practicable following the satisfaction or waiver of the conditions to the parties' respec-tive obligations hereunder, and subject to the terms and condi-tions of this Agreement, at the Effective Time: (a) unless theretofore done, 1855 Bancorp shall cause Merger Sub to be organized as a wholly-owned subsidiary of Compass Bank in accor-dance with Massachusetts law; (b) Merger Sub shall be merged with and into Sandwich, with Sandwich as the surviving corporation (the "Surviving Corporation"); and (c) the separate existence of Merger Sub shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Merger Sub shall be vested in and assumed by Sandwich.

     2.2 EFFECTIVE TIME. The Merger shall be effected by the filing of Articles of Merger with the Secretary of State of The Commonwealth of Massachusetts in accordance with Massachusetts law to become effective on the day of the closing ("Closing Date") provided for in Article X hereof (the "Closing"). The term "Effective Time" shall mean the time on the Closing Date (or a subsequent date not later than the opening of business on the next business day) when the Merger becomes effective as set forth in the Articles of Merger.

     2.3 CHARTER AND BY-LAWS. The Articles of Organization and By-laws of the Surviving Corporation shall be the Articles of Organization, as amended, and By-laws of Sandwich as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and by applicable law.

     2.4 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION. The Directors of Merger Sub immediately prior to the Effective Time shall be the initial Directors of the Surviving Corporation, each to hold office in accordance with the Articles of Organization and By-Laws of Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the
initial officers of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     2.5  TRUSTEES AND DIRECTORS OF 1855 BANCORP AND COMPASS
BANK.  Prior to or at the Effective Time:

        2.5.1 Three directors of Sandwich (one of whom shall be the President of Sandwich and the other two of whom shall be designated by 1855 Bancorp after consultation with Sandwich) shall be elected to the Board of Directors of Compass Bank;

        2.5.2 The President of Sandwich shall be appointed to the Executive Committee of Compass Bank;

        2.5.3 Nine directors of Sandwich (three of whom shall be the same individuals who are appointed as members of Compass Bank's Board of Directors and the other six of whom shall be designated by 1855 Bancorp after consultation with Sandwich) shall be elected to the Board of Trustees of 1855 Bancorp; and

        2.5.4 All of the directors of Sandwich shall be invited to join the Board of Corporators of 1855 Bancorp, effective at the next annual meeting of 1855 Bancorp.

     2.6 ADDITIONAL ACTIONS. If, at any time after the Effec-tive Time, Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in Surviving Corporation, title to and possession of any property or right of Merger Sub acquired or to be acquired by reason of, or as a result of, the Merger, or
(b) otherwise to carry out the purposes of this Agreement, Merger Sub and its proper officers and directors shall be deemed to have granted to Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of Surviving Corporation are fully autho-rized in the name of Merger Sub or otherwise to take any and all such action.

     2.7  EFFECTS OF THE MERGER.  At and after the Effective
Time, the Merger shall have the effects set forth in Chapter
156B, Section 80 of the General Laws of The Commonwealth of
Massachusetts, as amended.

     2.8 POSSIBLE ALTERNATIVE STRUCTURES. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, 1855 Bancorp shall be entitled to revise the structure of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby, provided, that (i) there are no material adverse federal or state income tax consequences to Sandwich and its stockholders as a result of the modification; (ii) the consideration to be paid to the holders of Sandwich Common Stock under this Agreement is not thereby changed in kind or reduced in amount; (iii) there are no material adverse changes to the benefits and other arrangements provided to or on behalf of Sandwich's directors, officers and other employees; and (iv) such modification will not delay materially or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the Merger. 1855 Bancorp, Compass Bank, Sandwich and Sandwich Bank agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

                  ARTICLE III
                 CONVERSION OF SHARES

     3.1 CONVERSION SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Sandwich or the holders of any of the shares of Sandwich Common
Stock (shares of Sandwich Common Stock being hereinafter collectively referred to as "Shares"):

        3.1.1 Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 3.1.2 and any Dissenting Shares (as hereinafter defined)) shall be cancelled and shall be converted automatically into the right to receive an amount equal to $53.00 in cash for each Share (the "Fixed Consideration"). In the event that the Effective Time has not occurred on or prior to October 1, 1998, and the failure of the Effective Time to have occurred on or prior to such anniversary is not primarily attributable to acts or omissions by or circumstances related to Sandwich, then the Fixed Consideration shall be adjusted upwards by an amount determined by (A) multiplying (1) the Fixed Consideration by (2) a percentage interest rate determined for the period commencing on the day after October 1, 1998, through and including the Effective Date (the "Measurement Period") by averaging the discount rate, expressed as a percentage, from face value on the [90-day treasury bill rate] for the initial and each succeeding seven-day period (or portion thereof) during the Measurement Period based on the most recent auction of such 90-day treasury bill as reported in the "Money Rates" column of The Wall Street Journalor equivalent publication or information service, rounded at the date the foregoing calculation is made at the Effective Time, upwards to the nearest $.01, then (B) dividing the product determined pursuant to clause (A) by 365, and then (C) multiplying the amount obtained after the application of clauses
(A) and (B) by the number of calendar days in the Measurement Period. The Fixed Consideration, to the extent adjusted as provided above, is referred to herein as the "Merger Consideration".

        3.1.2 Each Share held in the treasury of Sandwich and each Share owned by Merger Sub, 1855 Bancorp or any direct or indirect wholly owned subsidiary of 1855 Bancorp or of Sandwich immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

        3.1.3 Each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of the common stock of the Surviving Corporation.

     3.2 EMPLOYEE STOCK OPTIONS. Prior to the Effective Time, Sandwich shall, in accordance with the terms of the Sandwich Option Plans, provide written notice to each holder of a then outstanding stock option to purchase Shares pursuant to the Sandwich Option Plans (whether or not such stock option is then vested or exercisable), that such stock option shall be, as at the date of such notice, exercisable in full and that such stock option will be automatically canceled at the Effective Time and that, if such stock option is not exercised or otherwise terminated before the Effective Time, such holder shall be entitled to receive in cancellation of such option a cash payment from Sandwich at the Closing in an amount equal to the excess of the Merger Consideration over the per share exercise price of such stock option, multiplied by the number of Shares covered by such stock option, subject to any required withholding of taxes. Subject to the foregoing, the Sandwich Option Plans and all options issued thereunder shall terminate at the Effective Time. Sandwich hereby represents and warrants to 1855 Bancorp that the maximum
number of Shares subject to issuance pursuant to the exercise of stock options issued and outstanding under the Sandwich Option Plans is not and shall not be at or prior to the Effective Time more than 144,778.

     3.3  DISSENTING SHARES.

        3.3.1 Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, Shares that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders who have properly perfected their rights of appraisal within the meaning of Section 85 of Chapter 156B of the Massachusetts General Laws (the "Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, unless and until such stockholders shall have failed to perfect or shall have effectively withdrawn or lost their right of payment under applicable law, but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with the provisions of the Massachusetts General Laws, Chapter 156B Subsection 85 et seq. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, each Share held by such stockholder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, the Merger Consideration in the manner provided in Section 2.8 hereof.

        3.3.2 Sandwich shall give 1855 Bancorp (i) prompt notice of any objections filed pursuant to Massachusetts General Laws, Chapter 156B, Subsection 85 et seq., received by Sandwich, withdrawals of such objections, and any other instruments served in connection with such objections pursuant to the Massachusetts General Laws and received by Sandwich and (ii) the opportunity to direct all negotiations and proceedings with respect to objections under the Massachusetts General Laws consistent with the obligations of Sandwich thereunder. Sandwich shall not, except with the prior written consent of 1855 Bancorp, (x) make any payment with respect to any such objection, (y) offer to settle or settle any such objections or (z) waive any failure to timely deliver a written objection in accordance with the Massachusetts General Laws.

     3.4  SURRENDER OF SHARES; STOCK TRANSFER BOOKS.

        3.4.1 Prior to the Effective Time, 1855 Bancorp or Compass Bank shall designate a bank or trust company, reasonably acceptable to Sandwich, to act as agent (the "Paying Agent") for the holders of Shares in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to Section 3.1.1. Immediately prior to the Effective Time, Compass Bank shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of certificates evidencing such Shares (the "Certificates"), for exchange in accordance with this Article III, such amount of cash as is sufficient to pay the aggregate Merger Consideration which holders of Shares are entitled to receive in exchange for outstanding Shares.

        3.4.2 Promptly after the Effective Time (but in no event more than three business days thereafter), 1855 Bancorp and Compass Bank shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Sandwich shall have the right to review the letter of transmittal, the instructions and any accompanying letter. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions
thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be cancelled. No interest shall accrue or be paid for the period following the Effective Time on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of Sandwich, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

        3.4.3 At any time following the twelfth month after the Effective Time, 1855 Bancorp or Compass Bank shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to 1855 Bancorp and Compass Bank (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither 1855 Bancorp nor Compass Bank nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

        3.4.4 At the close of business on the Effective Date, the stock transfer books of Sandwich shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of Sandwich. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

        3.4.5 In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by 1855 Bancorp or Compass Bank, upon the posting by such person of a bond in such amount as 1855 Bancorp or Compass Bank may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the cash representing the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

                     ARTICLE IV
      REPRESENTATIONS AND WARRANTIES OF SANDWICH

     Sandwich hereby represents and warrants to 1855 Bancorp as follows:

     4.1 CAPITAL STRUCTURE. The authorized capital stock of Sandwich consists of 15,000,000 shares of Sandwich Common Stock and 5,000,000 shares of Sandwich Preferred Stock. As of the date of this Agreement, 1,944,260 shares of Sandwich Common Stock are issued and outstanding, no shares of Sandwich Common Stock are directly or indirectly held by Sandwich as treasury stock and no shares of Sandwich Preferred Stock are issued and outstanding. All outstanding shares of

Sandwich Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of Sandwich Common Stock has been issued in violation of the preemptive rights of any person, firm or entity. Except for Sandwich Options to acquire not more than 144,778 shares of Sandwich Common Stock, a schedule of which has been Previously Disclosed, there are no Rights authorized, issued or outstanding with respect to or relating to the capital stock of Sandwich.

     4.2 ORGANIZATION, STANDING AND AUTHORITY OF SANDWICH. Sandwich is a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Sandwich. Sandwich is duly registered as a bank holding company under the BHCA. Sandwich has heretofore delivered to 1855 Bancorp true and complete copies of the Articles of Organization and Bylaws of Sandwich as in effect as of the date hereof.

     4.3 OWNERSHIP OF SANDWICH SUBSIDIARIES. Sandwich has Previously Disclosed the name, jurisdiction of incorporation and percentage ownership of each direct or indirect Sandwich Subsidiary. Except for (x) capital stock of the Sandwich Subsidiaries, (y) securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, and (z) securities and other interests which are Previously Disclosed, Sandwich does not own or have the right or obligation to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization, other than investment securities representing not more than 1% of any entity. The outstanding shares of capital stock or other ownership interests of each Sandwich Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are directly or indirectly owned by Sandwich free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever. No Rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of the Sandwich Subsidiaries and there are no agreements, understandings or commitments relating to the right of Sandwich to vote or to dispose of such capital stock or other ownership interests.

     4.4 ORGANIZATION, STANDING AND AUTHORITY OF SANDWICH SUBSIDIARIES. Each of the Sandwich Subsidiaries is a bank, corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Each of the Sandwich Subsidiaries (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Sandwich. The deposit accounts of Sandwich Bank are insured by the BIF or, in the case of certain deposits, the SAIF, to the maximum extent permitted by the FDIA, and by the Share Insurance Fund for amounts in excess of FDIC limits. Sandwich Bank has paid all deposit insurance premiums and assessments required by the FDIC and the Share Insurance Fund. Sandwich has heretofore delivered or made available to

1855 Bancorp true and complete copies of the Charter and Bylaws of Sandwich Bank as in effect as of the date hereof.

     4.5  AUTHORIZED AND EFFECTIVE AGREEMENT.

        4.5.1 Sandwich has all requisite corporate power and authority to enter into this Agreement and (subject to receipt of all necessary governmental approvals and the approval of Sandwich's shareholders of this Agreement) to perform all of its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Sandwich, except for the approval of this Agreement by Sandwich's shareholders. This Agreement has been duly and validly executed and delivered by Sandwich and constitutes the legal, valid and binding obligations of Sandwich, enforceable against Sandwich in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        4.5.2 Except as Previously Disclosed, neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby, nor compliance by Sandwich with any of the provisions hereof (i) does or will conflict with or result in a breach of any provisions of the Articles of Organization or Bylaws of Sandwich or the equivalent documents of any Sandwich Subsidiary, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Sandwich or any Sandwich Subsidiary pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Sandwich or any Sandwich Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Sandwich or any Sandwich Subsidiary.

        4.5.3 Except for (i) the filing of applications and notices with, and the consents and approvals of, as applicable, the FRB, the FDIC, the Massachusetts Board, the MHPF, the Co-operative Central Bank and the Bank Commissioner, (ii) the filing of the Proxy Statement with the SEC, (iii) the approval of this Agreement by the requisite vote of the shareholders of Sandwich, (iv) the filing of Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts pursuant to the MBCL in connection with the Merger, and (v) review of the Merger by the DOJ under federal antitrust laws, and except for such filings, registrations, consents or approvals which are Previously Disclosed, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Sandwich or Sandwich Bank in connection with the execution and delivery by Sandwich of this Agreement and the consummation by Sandwich of the transactions contemplated hereby.

        4.5.4 As of the date hereof, neither Sandwich nor Sandwich Bank is aware of any reasons relating to Sandwich or Sandwich Bank (including without limitation Community Reinvestment Act compliance) why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for (i) consummation of the transactions contemplated by this Agreement and (ii) the continuation by 1855 Bancorp after the Effective Time of the business of each of 1855 Bancorp
and Sandwich as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which, in the reasonable opinion of Sandwich, could have a Material Adverse Effect on 1855 Bancorp or Sandwich or materially impair the value of Sandwich and Sandwich Bank to 1855 Bancorp.

     4.6  SECURITIES DOCUMENTS AND REGULATORY REPORTS

        4.6.1 Since January 1, 1993, Sandwich has timely filed with the SEC or the FDIC (as applicable) and the NASD all Securities Documents required by the Securities Laws and such Securities Documents complied in all material respects with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        4.6.2 Since January 1, 1993, each of Sandwich and Sandwich Bank has duly filed with the FRB, the Bank Commissioner, the FDIC and any other applicable federal or state banking authority, as the case may be, in correct form the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. Except as Previously Disclosed, in connection with the most recent examinations of Sandwich and Sandwich Bank by the FRB, the Bank Commissioner and the FDIC, neither Sandwich nor Sandwich Bank was required to correct or change any action, procedure or proceeding which Sandwich or Sandwich Bank believes has not been corrected or changed as required as of the date hereof in all material respects.

     4.7  FINANCIAL STATEMENTS

        4.7.1 Sandwich has previously delivered or made available to 1855 Bancorp accurate and complete copies of the Sandwich Financial Statements, which, in the case of the consolidated statements of financial condition of Sandwich Bank as of December 31, 1996, 1995 and 1994 and the consolidated statements of operations, shareholders' equity and cash flows of Sandwich Bank for each of the three years ended December 31, 1996, 1995 and 1994 are accompanied by the audit reports of KPMG Peat Marwick LLP, independent public accountants with respect to Sandwich. The Sandwich Financial Statements referred to herein, as well as the Sandwich Financial Statements to be delivered pursuant to Section 6.2 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of Sandwich or Sandwich Bank, as the case may be, as of the respective dates set forth therein, and the consolidated results of operations, shareholders' equity and cash flows of Sandwich for the respective periods or as of the respective dates set forth therein.

        4.7.2 Each of the Sandwich Financial Statements referred to in Section 4.7.1 has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as stated therein. The audits of Sandwich and the Sandwich Subsidiaries have been conducted in all material respects in accordance with generally accepted auditing standards. The books and records of Sandwich and the Sandwich Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Sandwich and its Subsidiaries. The minute books of Sandwich and each of its Subsidiaries contain complete and accurate records of all meetings and other corporate actions authorized at such meetings held or taken since January 1, 1993 to date of its stockholders and Board of Directors.

        4.7.3  Except and to the extent (i) reflected,
disclosed or provided for in the consolidated statement of financial condition of Sandwich as of December 31, 1997 (including related notes) and (ii) of liabilities incurred since December 31, 1997 in the ordinary course of business, neither Sandwich nor any Sandwich Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition, results of operations or business of Sandwich on a consolidated basis.

     4.8 MATERIAL ADVERSE CHANGE. Since December 31, 1997 (i) Sandwich and its Subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement, and excluding the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Sandwich.

     4.9  ENVIRONMENTAL MATTERS.  Except as Previously
Disclosed:

        4.9.1 To the best of Sandwich's knowledge, Sandwich and its Subsidiaries are in material compliance with all Environmental Laws. Neither Sandwich nor any Sandwich Subsidiary has received any communication alleging that Sandwich or any Sandwich Subsidiary is not in such compliance and, to the best knowledge of Sandwich, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

        4.9.2 To the best of Sandwich's knowledge, none of the properties presently or formerly owned, leased or operated by Sandwich or a Sandwich Subsidiary, or in which Sandwich or any Sandwich Subsidiary has a lien or other security interest, has been or is in material violation of or materially liable under any Environmental Law.

        4.9.3 To the best of Sandwich's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any material Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any material liability arising under any Environmental Law against Sandwich or a Sandwich Subsidiary or against any person or entity whose liability for any Environmental Claim Sandwich or a Sandwich Subsidiary has or may have retained or assumed either contractually or by operation of law.

        4.9.4 Sandwich has not conducted any environmental studies during the past five years with respect to any properties owned by it or a Sandwich Subsidiary as of the date hereof.

     4.10  TAX MATTERS

        4.10.1 Sandwich and its Subsidiaries have timely filed all federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all material taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all material taxes for any subsequent periods ending on or prior to the Effective Time. Neither Sandwich nor a Sandwich Subsidiary will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

        4.10.2 All federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns filed by Sandwich and its Subsidiaries are complete and accurate in all material respects. Neither Sandwich nor a Sandwich Subsidiary is delinquent in the payment of any tax, assessment or governmental charge or, except as Previously Disclosed, has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. Except as Previously Disclosed, the federal, state and local income tax returns of Sandwich and its Subsidiaries have been examined by the applicable tax authorities (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against Sandwich or a Sandwich Subsidiary as a result of such examinations or otherwise which have not been settled and paid. There are currently no agreements in effect with respect to Sandwich or a Sandwich Subsidiary to extend the period of limitations for the assessment or collection of any tax. As of the date hereof, no audit, examination or deficiency or refund litigation with respect to such return is pending or, to the best of Sandwich's knowledge, threatened.

        4.10.3  Except as Previously Disclosed, neither
Sandwich nor any Sandwich Subsidiary (i) is a party to any agreement providing for the allocation or sharing of taxes, (ii) is required to include in income any adjustment pursuant to
Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Sandwich or a Sandwich Subsidiary (nor does Sandwich have any knowledge that the Internal Revenue Service has proposed any such adjustment or change of accounting method) or (iii) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

     4.11  LEGAL PROCEEDINGS   Except as Previously Disclosed,
there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of the senior officers and directors of Sandwich or any Sandwich Subsidiary, threatened against Sandwich or a Sandwich Subsidiary or against any asset, interest or right of Sandwich or a Sandwich Subsidiary, or against any officer, director or employee of any of them, and neither Sandwich nor a Sandwich Subsidiary is a party to any order, judgment or decree.

     4.12  COMPLIANCE WITH LAWS

        4.12.1 Each of Sandwich and the Sandwich Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could reasonably be expected to have a Material Adverse Effect on Sandwich; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of Sandwich, no suspension or cancellation of any of the same is threatened.

        4.12.2 Neither Sandwich nor a Sandwich Subsidiary is in violation of its respective Articles of Organization, Charter or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including without limitation all regulatory capital requirements), securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any
order, license, regulation or demand of any governmental agency, any of which violations or defaults could reasonably be expected to have a Material Adverse Effect on Sandwich; and neither Sandwich nor a Sandwich Subsidiary has received any notice or communication from any federal, state or local governmental authority asserting that Sandwich or a Sandwich Subsidiary is in violation of any of the foregoing which could reasonably be expected to have a Material Adverse Effect on Sandwich. Neither Sandwich nor a Sandwich Subsidiary is currently subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks and holding companies thereof), and neither of them has received any written communication requesting that it enter into any of the foregoing. No regulatory agency has initiated any proceeding or, to the best knowledge of Sandwich, investigation into the business or operations of Sandwich or any of the Sandwich Subsidiaries since prior to December 31, 1992.
Sandwich has not received any objection from any regulatory agency to Sandwich's response to any violation, criticism or exception with respect to any report or statement relating to any examinations of Sandwich or any of the Sandwich Subsidiaries.

     4.13 CERTAIN INFORMATION None of the information relating to Sandwich and its Subsidiaries supplied or to be supplied for inclusion or incorporation by reference in (i) the Offering Document will, at the time the Offering Document is mailed to subscribers (and, if applicable, at the time the related Form S-1 and any amendment thereto becomes effective under the Securities Act), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement, as of the date(s) such Proxy Statement is mailed to shareholders of Sandwich and up to and including the date of the meeting of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. The Proxy Statement mailed by Sandwich to its shareholders in connection with the meeting of shareholders at which this Agreement will be considered by such shareholders will comply as to form in all material respects with the Exchange Act and the rules and regulations promulgated thereunder.

     4.14  EMPLOYEE BENEFIT PLANS

        4.14.1 Sandwich has Previously Disclosed all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, consultant, bonus or group insurance contract or any other incentive, health and welfare or employee benefit plan or agreement maintained for the benefit of employees or former employees of Sandwich or any Sandwich Subsidiary (the "Sandwich Employee Plans"), whether written or oral, and Sandwich has previously furnished or made available to 1855 Bancorp accurate and complete copies of the same together with (i) the most recent actuarial and financial reports prepared with respect to any qualified plans, (ii) the most recent annual reports filed with any governmental agency, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan.

        4.14.2 None of Sandwich, any Sandwich Subsidiary, any pension plan maintained by either of them and qualified under
Section 401 of the Code or, to the best of Sandwich's knowledge, any fiduciary of such plan has incurred any material liability to the PBGC or the Internal Revenue Service with respect to any employees of Sandwich or a Sandwich Subsidiary. To the best of

Sandwich's knowledge, no reportable event under Section 4043(b) of ERISA has occurred with respect to any such pension plan.

        4.14.3 Neither Sandwich nor any Sandwich Subsidiary participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

        4.14.4 A favorable determination letter has been issued by the Internal Revenue Service with respect to each Sandwich Employee Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (a "Sandwich Pension Plan") which is intended to qualify under Section 401 of the Code to the effect that such plan is qualified under Section 401 of the Code and the trust associated with such employee pension plan is tax exempt under Section 501 of the Code. No such letter has been revoked or, to the best of Sandwich's knowledge, is threatened to be revoked and Sandwich does not know of any ground on which such revocation may be based. Neither Sandwich nor any Sandwich Subsidiary has any liability under any such plan that is not reflected on the consolidated statement of financial condition of Sandwich at December 31, 1997 included in the Sandwich Financial Statements, other than liabilities incurred in the ordinary course of business in connection therewith subsequent to the date thereof.

        4.14.5 To the best of Sandwich's knowledge, no prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any Sandwich Employee Plan which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or otherwise have a Material Adverse Effect on Sandwich.

        4.14.6 Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date hereof and prior to the Effective Time, under the terms of each Sandwich Employee Plan or ERISA; to the best of Sandwich's knowledge, no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any Sandwich Pension Plan, and there is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any Sandwich Pension Plan.

        4.14.7 To the best of Sandwich's knowledge, the Sandwich Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

        4.14.8 There are no pending or, to the best knowledge of Sandwich, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Sandwich Employee Plans or any trust related thereto or any fiduciary thereof.

        4.14.9 Neither Sandwich nor 1855 Bancorp will be required to make a Pension Payment as a result of the Merger. The term "Pension Payment" shall mean the amount, if any, for which Sandwich or its successor is or would be liable to the Co-operative Banks Employees Retirement Association in connection with the cessation of Sandwich's participation in said Association's pension plan and its complete withdrawal from said pension plan.

     4.15  CERTAIN CONTRACTS

        4.15.1  Except as Previously Disclosed, neither
Sandwich nor a Sandwich Subsidiary is a party to, is bound or affected by, receives, or is obligated to pay, benefits under

           (a) any agreement, arrangement or commitment, including without limitation any agreement, indenture or other instrument, relating to the borrowing of money by Sandwich or a Sandwich Subsidiary (other than in the case of Sandwich Bank deposits, FHLB advances, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or the guarantee by Sandwich or a Sandwich Subsidiary of any obligation, other than by Sandwich Bank in the ordinary course of its banking business,

           (b) any agreement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, officer or employee of Sandwich or a Sandwich Subsidiary,

           (c) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of Sandwich or a Sandwich Subsidiary upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events);

           (d) any agreement, arrangement or understanding pursuant to which Sandwich or a Sandwich Subsidiary is obligated to indemnify any director, officer, employee or agent of Sandwich or a Sandwich Subsidiary;

           (e) any agreement, arrangement or understanding to which Sandwich or a Sandwich Subsidiary is a party or by which any of the same is bound which limits the freedom of Sandwich or a Sandwich Subsidiary to compete in any line of business or with any person,

           (f) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the Bank Commissioner, the FDIC, the FRB or any other regulatory agency,

           (g) any agreement (other than any agreement with a banking customer for the provision of banking services entered into by any Sandwich Subsidiary in the ordinary course of business) that involves a payment or series of payments of more than $50,000 in any one year from or to Sandwich or any Sandwich Subsidiary (unless such agreement is cancellable by Sandwich upon payment of a termination fee of not more than $40,000), or

           (h) any other agreement, arrangement or
     understanding which would be required to be filed as an exhibit to the Sandwich's Annual Report on Form 10-K under the Exchange Act and which has not been so filed.

        4.15.2 Neither Sandwich nor any Sandwich Subsidiary is in material default or non-compliance under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a material default or non-compliance.

     4.16 BROKERS AND FINDERS Except as Previously Disclosed, neither Sandwich nor any

Sandwich Subsidiary nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

     4.17 INSURANCE. Each of Sandwich and its Subsidiaries is insured for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable laws and regulations. Sandwich has Previously Disclosed all policies of insurance maintained by it or a Sandwich Subsidiary as of the date hereof and any claims thereunder in excess of $50,000 since January 1, 1995. Neither Sandwich nor any Sandwich Subsidiary has received any notice of termination of any such insurance coverage or material increase in the premiums therefor or has any reason to believe that any such insurance coverage will be terminated or the premiums therefor materially increased.

     4.18 LOAN PORTFOLIO. Sandwich has Previously Disclosed all of the loans in original principal amount in excess of $200,000 of Sandwich or any Sandwich Subsidiary that as of the date of this Agreement are classified by Sandwich or any Bank Regulator as "Special Mention", "Substandard", "Doubtful", "Loss" or "Classified," together with the aggregate principal amount of and accrued and unpaid interest on such all loans by category, it being understood that no representation is being made that the FDIC, the Bank Commissioner or any other Bank Regulator would agree with the loan classifications of Sandwich.

     4.19 PROPERTIES. All real and personal property owned by Sandwich or its Subsidiaries or presently used by any of them in its respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on the business of Sandwich and its Subsidiaries in the ordinary course of business consistent with their past practices. Sandwich has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws) to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of Sandwich as of December 31, 1997 included in the Sandwich Financial Statements or acquired after such date, except (i) liens for current taxes not yet due or payable (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the consolidated statement of financial condition of Sandwich as of December 31, 1997 included in the Sandwich Financial Statements. All real and personal property which is material to Sandwich's business on a consolidated basis and leased or licensed by Sandwich or a Sandwich Subsidiary is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and no such real property lease will terminate or lapse prior to the Effective Time.

     4.20 LABOR. No work stoppage involving Sandwich or a Sandwich Subsidiary is pending or, to the best knowledge of Sandwich, threatened. Neither Sandwich nor a Sandwich Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving the employees of Sandwich or a Sandwich Subsidiary which could have a Material Adverse Effect on Sandwich. Employees of Sandwich and the Sandwich Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the best of Sandwich's knowledge, there have been no efforts to unionize or organize any employees of Sandwich or any of the Sandwich Subsidiaries during the past five years.

     4.21  REQUIRED VOTE; INAPPLICABILITY OF ANTITAKOVER
STATUTES

        4.21.1 The affirmative vote of the holders of two thirds of the issued and outstanding shares of Sandwich Common
Stock is necessary to approve this Agreement and the transactions contemplated hereby on behalf of Sandwich.

        4.21.2 Assuming the accuracy of the representation and warranty of 1855 Bancorp contained in Section 5.20 hereof, no "fair price," "moratorium," control share acquisition" or other form of antitakeover statute or regulation, including without limitation Chapters 110D and 110F of the MBCL, is applicable to this Agreement and the transactions contemplated hereby.

     4.22 MATERIAL INTERESTS OF CERTAIN PERSONS. Except as Previously Disclosed, to the knowledge of Sandwich, no officer or director of Sandwich, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, (i) has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Sandwich or any of the Sandwich Subsidiaries or (ii) is indebted to, or has the right under a line of credit to borrow from, Sandwich or any Sandwich Subsidiary in an amount exceeding $50,000.

     4.23 CERTAIN TRANSACTIONS. Since December 31, 1996, neither Sandwich nor any Sandwich Subsidiary has been a party to any material off-balance-sheet transactions involving interest rate and currency swaps, options and futures contracts, or any other similar derivative transactions, except as Previously Disclosed.

     4.24 DISCLOSURES. None of the representations and warranties of Sandwich or any of the written information or documents furnished or to be furnished by Sandwich to 1855 Bancorp in connection with or pursuant to this Agreement or the consummation of the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

     4.25  DISCLOSURE SCHEDULE.  The Sandwich Disclosure
Schedule sets forth, among other things, disclosures with respect to or exceptions to Sandwich's representations and warranties in this Article IV. The mere inclusion of an exception in the Sandwich Disclosure Schedule shall not be deemed an admission by Sandwich that such exception represents a material fact, event or circumstance.

                   ARTICLE V
    REPRESENTATIONS AND WARRANTIES OF 1855 BANCORP

     1855 Bancorp hereby represents and warrants to Sandwich as follows:

     5.1 CAPITAL STRUCTURE. 1855 Bancorp has no capital stock issued and outstanding.

     5.2 ORGANIZATION, STANDING AND AUTHORITY OF 1855 BANCORP. 1855 Bancorp is a mutual holding company duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on 1855 Bancorp. 1855 Bancorp is duly registered as a bank holding company under the BHCA and the regulations of the FRB thereunder. 1855 Bancorp has heretofore delivered to Sandwich true and

complete copies of the Articles of Organization and Bylaws of 1855 Bancorp as in effect as of the date hereof.

     5.3 OWNERSHIP OF THE 1855 BANCORP SUBSIDIARIES. 1855 Bancorp has Previously Disclosed each direct or indirect 1855 Bancorp Subsidiary. The outstanding shares of capital stock of each 1855 Bancorp Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and are directly or indirectly owned by 1855 Bancorp free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever. No Rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of any 1855 Bancorp Subsidiary and there are no agreements, understandings or commitments relating to the right of 1855 Bancorp to vote or to dispose of said shares or other ownership interests.

     5.4 ORGANIZATION, STANDING AND AUTHORITY OF THE 1855 BANCORP SUBSIDIARIES. Each of the 1855 Bancorp Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Each of the 1855 Bancorp Subsidiaries (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on 1855 Bancorp. The deposit accounts of Compass Bank are insured by the BIF or, in the case of certain deposits, the SAIF, to the maximum extent permitted by the FDIA, and by the Depositors Insurance Fund for amounts in excess of FDIC limits. Compass Bank has paid all premiums and assessments required by the FDIC and the Depositors Insurance Fund.

     5.5  AUTHORIZED AND EFFECTIVE AGREEMENT.

        5.5.1 1855 Bancorp has all requisite corporate power and authority to enter into this Agreement and (subject to receipt of all necessary governmental approvals and 1855 Bancorp's Corporators' approval of the Capital Offering) to perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of 1855 Bancorp and Compass Bank, except for the approval of the Capital Offering by 1855 Bancorp's Corporators. This Agreement has been duly and validly executed and delivered by 1855 Bancorp and, assuming due authorization, execution and delivery by Sandwich, constitutes a legal, valid and binding obligation of 1855 Bancorp which is enforceable against 1855 Bancorp in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        5.5.2 Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby (including the Capital Offering) nor compliance by 1855 Bancorp with any of the provisions hereof (i) does or will conflict with or result in a breach of any provisions of the Articles of Organization or Bylaws of 1855 Bancorp or the equivalent documents of any 1855 Bancorp Subsidiary, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of

1855 Bancorp or any 1855 Bancorp Subsidiary pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which 1855 Bancorp or any 1855 Bancorp Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental, corporator and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to 1855 Bancorp or any 1855 Bancorp Subsidiary.

        5.5.3 Except for (i) the filing of applications and notices with, and the consents and approvals of, as applicable, the FRB, the FDIC, the Massachusetts Board, the MHPF, the Depositors Insurance Fund, and the Bank Commissioner, (ii) the filing and effectiveness of a Form S-1 Registration Statement with the SEC by the Mid-Tier Subsidiary, if necessary, (iii) compliance with applicable state securities or "blue sky" laws in connection with the Capital Offering, (iv) the approval of the Capital Offering by the requisite vote of the Corporators of 1855 Bancorp, (v) the filing of Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts pursuant to the MBCL in connection with the Merger and (vi) review of the Merger by the DOJ under federal antitrust laws, and except for such filings, registrations, consents or approvals as are Previously Disclosed, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of 1855 Bancorp or any 1855 Bancorp Subsidiary in connection with the execution and delivery by 1855 Bancorp of this Agreement and the consummation by 1855 Bancorp of the transactions contemplated hereby.

        5.5.4 As of the date hereof, 1855 Bancorp is not aware of any reasons relating to 1855 Bancorp or any of its Subsidiaries (including without limitation Community Reinvestment Act compliance) why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for (i) consummation of the transactions contemplated by this Agreement and (ii) the continuation by 1855 Bancorp after the Effective Time of the business of each of 1855 Bancorp and Sandwich as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which, in the reasonable opinion of 1855 Bancorp, could have a Material Adverse Effect on 1855 Bancorp or Sandwich or materially impair the value of Sandwich and Sandwich Bank to 1855 Bancorp.

     5.6  REGULATORY REPORTS

        5.6.1 1855 Bancorp is not required to file any Securities Documents with the SEC.

        5.6.2 Since January 1, 1993, each of 1855 Bancorp and Compass Bank has duly filed with the FRB, the FDIC, and the Bank Commissioner, as the case may be, in correct form the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examinations of 1855 Bancorp and Compass Bank by the FRB, the FDIC or the Bank Commissioner, neither 1855 Bancorp nor Compass Bank was required to correct or change any action, procedure or proceeding which 1855 Bancorp or Compass Bank believes has not been corrected or changed as required as of the date hereof in all material respects.

     5.7  FINANCIAL STATEMENTS

        5.7.1 1855 Bancorp has previously delivered or made available to Sandwich accurate and complete copies of the 1855 Bancorp Financial Statements which, in the case of the consolidated
statements of financial condition of 1855 Bancorp as of October 31, 1997, 1996 and 1995, and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years ended October 31, 1997, 1996 and 1995 are accompanied by the audit reports of Arthur Andersen, independent public accountants with respect to 1855 Bancorp. The 1855 Bancorp Financial Statements referred to herein, as well as the 1855 Bancorp Financial Statements to be delivered pursuant to
Section 7.2 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of 1855 Bancorp as of the respective dates set forth therein, and the consolidated results of operations, shareholders' equity and cash flows of 1855 Bancorp for the respective periods or as of the respective dates set forth therein.

        5.7.2 Each of the 1855 Bancorp Financial Statements referred to in Section 5.7.1 has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as stated therein. The audits of 1855 Bancorp and the 1855 Bancorp Subsidiaries have been conducted in all material respects in accordance with generally accepted auditing standards. The books and records of 1855 Bancorp and the 1855 Bancorp Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and all such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of 1855 Bancorp and the 1855 Bancorp Subsidiaries. The minute books of 1855 Bancorp and each of its subsidiaries contain complete and accurate records of all meetings and other corporate actions authorized at such meetings held or taken since January 1, 1993 to date of its stockholders and Board of Directors.

        5.7.3  Except and to the extent (i) reflected,
disclosed or provided for in the consolidated statement of financial condition of 1855 Bancorp as of October 31, 1997 (including related notes) and (ii) of liabilities incurred since October 31, 1997 in the ordinary course of business, neither 1855 Bancorp nor any 1855 Bancorp Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition, results of operations or business of 1855 Bancorp on a consolidated basis.

     5.8 MATERIAL ADVERSE CHANGE. Since October 31, 1997, (i) 1855 Bancorp and its Subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement, and excluding the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on 1855 Bancorp.

     5.9  ENVIRONMENTAL MATTERS. Except as Previously Disclosed:

        5.9.1 To the best of 1855 Bancorp's knowledge, 1855 Bancorp and the 1855 Bancorp Subsidiaries are in material compliance with all Environmental Laws. Neither 1855 Bancorp nor any 1855 Bancorp Subsidiary has received any communication alleging that 1855 Bancorp or any 1855 Bancorp Subsidiary is not in such compliance and, to the best knowledge of 1855 Bancorp, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

        5.9.2 To the best of 1855 Bancorp's knowledge, none of the properties owned, leased or operated by 1855 Bancorp or the 1855 Bancorp Subsidiaries, or in which Sandwich or any Sandwich Subsidiary has a lien or other security interest, has been or is in violation of or liable under any Environmental Law.


        5.9.3 To the best of 1855 Bancorp's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any material Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against 1855 Bancorp or any 1855 Bancorp Subsidiary or against any person or entity whose liability for any Environmental Claim 1855 Bancorp or any 1855 Bancorp Subsidiary has or may have retained or assumed either contractually or by operation of law.

     5.10 TAX MATTERS. 1855 Bancorp and the 1855 Bancorp Subsidiaries have timely filed all federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all material taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all material taxes for any subsequent periods ending on or prior to the Effective Time. Neither 1855 Bancorp nor any of the 1855 Bancorp Subsidiaries will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established. As of the date hereof, no audit, examination or deficiency or refund litigation with respect to any federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns filed by 1855 Bancorp and the 1855 Bancorp Subsidiaries is pending or, to the best of 1855 Bancorp's knowledge, threatened.

     5.11 LEGAL PROCEEDINGS. Except as Previously Disclosed, there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of the senior officers and directors of 1855 Bancorp or any 1855 Subsidiary, threatened against 1855 Bancorp or any 1855 Bancorp Subsidiary or against any asset, interest or right of 1855 Bancorp or any 1855 Bancorp Subsidiary, or against any officer, director or employee of any of them, and neither 1855 Bancorp nor any 1855 Bancorp Subsidiary is a party to any order, judgment or decree.

     5.12  COMPLIANCE WITH LAWS.

        5.12.1 Each of 1855 Bancorp and each of the 1855 Bancorp Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could reasonably be expected to have a Material Adverse Effect on 1855 Bancorp; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of 1855 Bancorp, no suspension or cancellation of any of the same is threatened.

        5.12.2 Neither 1855 Bancorp nor any of the 1855 Bancorp Subsidiaries is in violation of its respective Articles of Organization, Charter or other chartering instrument or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including without limitation all regulatory capital requirements), securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws,

ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults could reasonably be expected to have a Material Adverse Effect on 1855 Bancorp; and neither 1855 Bancorp nor any 1855 Bancorp Subsidiary has received any notice or communication from any federal, state or local governmental authority asserting that 1855 Bancorp or any 1855 Bancorp Subsidiary is in violation of any of the foregoing which could reasonably be expected to have a Material Adverse Effect on 1855 Bancorp. Neither 1855 Bancorp nor any 1855 Bancorp Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks or holding companies thereof), and none of them has received any written communication requesting that it enter into any of the foregoing. No regulatory agency has initiated any proceeding or, to the best knowledge of 1855 Bancorp, investigation into the business or operations of 1855 Bancorp or any of the 1855 Bancorp Subsidiaries since prior to December 31, 1992. 1855 Bancorp has not received any objection from any regulatory agency to 1855 Bancorp's response to any violation, criticism or exception with respect to any report or statement relating to any examinations of 1855 Bancorp or any of the 1855 Bancorp Subsidiaries.

     5.13  CERTAIN INFORMATION   None of the information
relating to 1855 Bancorp and the 1855 Bancorp Subsidiaries to be included or incorporated by reference in the Proxy Statement, as of the date(s) such Proxy Statement is mailed to shareholders of Sandwich and up to and including the date(s) of the meeting of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

     5.14  EMPLOYEE BENEFIT PLANS

        5.14.1 1855 Bancorp has Previously Disclosed all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, bonus or group insurance contract or any other incentive, health and welfare or employee benefit plan or agreement maintained for the benefit of employees or former employees of 1855 Bancorp or any 1855 Bancorp Subsidiary (the "1855 Bancorp Employee Plans"), whether written or oral.

        5.14.2 None of 1855 Bancorp, any 1855 Bancorp Subsidiary, any pension plan maintained by any of them and qualified under Section 401 of the Code or, to the best of 1855 Bancorp's knowledge, any fiduciary of such plan has incurred any material liability to the PBGC or the Internal Revenue Service with respect to any employees of 1855 Bancorp or any 1855 Bancorp Subsidiary. To the best of 1855 Bancorp's knowledge, no reportable event under Section 4043(b) of ERISA has occurred with respect to any such pension plan.

        5.14.3 Neither 1855 Bancorp nor any 1855 Bancorp Subsidiary participates in or has incurred any liability under
Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

        5.14.4 A favorable determination letter has been issued by the Internal Revenue Service with respect to each 1855 Bancorp Employee Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (an "1855 Bancorp Pension Plan") which is intended to qualify under Section 401 of the Code
to the effect that such plan is qualified under Section 401 of the Code and the trust associated with such employee pension plan is tax exempt under Section 501 of the Code. No such letter has been revoked or, to the best of 1855 Bancorp's knowledge, is threatened to be revoked and 1855 Bancorp does not know of any ground on which such revocation may be based. Neither 1855 Bancorp nor any 1855 Bancorp Subsidiary has any liability under any such plan that is not reflected on the consolidated statement of financial condition of 1855 Bancorp at October 31, 1997 included in the 1855 Bancorp Financial Statements, other than liabilities incurred in the ordinary course of business in connection therewith subsequent to the date thereof.

        5.14.5 To the best of 1855 Bancorp's knowledge, no prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any 1855 Bancorp Employee Plan which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or otherwise have a Material Adverse Effect on 1855 Bancorp.

        5.14.6 Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date hereof and prior to the Effective Time, under the terms of each 1855 Bancorp Employee Plan or ERISA; to the best of 1855 Bancorp's knowledge, no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any 1855 Bancorp Pension Plan, and there is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any 1855 Bancorp Pension Plan.

        5.14.7 To the best of 1855 Bancorp's knowledge, 1855 Bancorp Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

        5.14.8 There are no pending or, to the best knowledge of 1855 Bancorp, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the 1855 Bancorp Employee Plans or any trust related thereto or any fiduciary thereof.

     5.15 CERTAIN CONTRACTS. Neither 1855 Bancorp nor any 1855 Bancorp Subsidiary is in material default or in non-compliance under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

     5.16 BROKERS AND FINDERS. Except as Previously Disclosed, neither 1855 Bancorp nor any 1855 Bancorp Subsidiary, nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

     5.17 INSURANCE. 1855 Bancorp and each 1855 Bancorp Subsidiary is insured for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable laws and regulations.

     5.18 PROPERTIES. All real and personal property owned by 1855 Bancorp or any 1855 Bancorp Subsidiary or presently used by any of them in its respective business is in an adequate
condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with their past practices. 1855 Bancorp has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws) to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of 1855 Bancorp as of October 31, 1997 included in the 1855 Bancorp Financial Statements or acquired after such date, except (i) liens for current taxes not yet due or payable (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the consolidated statement of financial condition of 1855 Bancorp as of October 31, 1997 included in the 1855 Bancorp Financial Statements. All real and personal property which is material to 1855 Bancorp's business on a consolidated basis and leased or licensed by 1855 Bancorp or an 1855 Bancorp Subsidiary is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and no such real property lease will terminate or lapse prior to the Effective Time.

     5.19 LABOR. No work stoppage involving 1855 Bancorp or any 1855 Bancorp Subsidiary is pending or, to the best knowledge of 1855 Bancorp, threatened. Neither 1855 Bancorp nor any 1855 Bancorp Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving its employees which could have a Material Adverse Effect on 1855 Bancorp. Employees of 1855 Bancorp and the 1855 Bancorp Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the best of 1855 Bancorp's knowledge, there have been no efforts to unionize or organize any employees of 1855 Bancorp or any 1855 Bancorp Subsidiary during the past five years.

     5.20 OWNERSHIP OF SANDWICH COMMON STOCK. As of the date hereof, neither 1855 Bancorp nor, to its best knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially own, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of Sandwich Common Stock which in the aggregate represent 5% or more of the outstanding shares of Sandwich Common Stock (other than shares held in a fiduciary capacity and beneficially owned by third parties, shares taken in consideration of debts previously contracted.

     5.21 CERTAIN TRANSACTIONS. Since December 31, 1996, neither 1855 Bancorp nor any 1855 Bancorp Subsidiary has been a party to any material off-balance-sheet transactions involving interest rate and currency swaps, options and futures contracts, or any other similar derivative transactions, except as Previously Disclosed.

     5.22 DISCLOSURES. None of the representations and warranties of 1855 Bancorp or any of the written information or documents furnished or to be furnished by 1855 Bancorp to Sandwich in connection with or pursuant to this Agreement or the consummation of the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

     5.23  DISCLOSURE SCHEDULE.  The 1855 Bancorp Disclosure
Schedule sets forth, among other things, disclosures with respect to or exceptions to 1855 Bancorp's representations and warranties in this Article V. The mere inclusion of an exception in the 1855 Bancorp Disclosure Schedule shall

not be deemed an admission by 1855 Bancorp that such exception represents a material fact, event or circumstance.

     5.24  MERGER SUB.    Upon its formation, Merger Sub will be
a corporation, duly organized, validly existing and in good standing under the laws of Massachusetts, all of the outstanding capital stock of which is, or will be prior to the Effective Time, owned directly or indirectly by Compass Bank free and clear of any lien, charge or other encumbrance. From and after its incorporation, Merger Sub has not and will not engage in any activities other than in connection with or as contemplated by this Agreement.

        5.24.1 Merger Sub has, or will have prior to the Effective Time, all corporate power and authority to consummate the transactions contemplated hereunder and carry out all of its obligations with respect to such transactions. The consummation of the transactions contemplated hereby has been, or will have been prior to the Closing, duly and validly authorized by all necessary corporate action in respect thereof on the part of Merger Sub.

                      ARTICLE VI
                 COVENANTS OF SANDWICH

     6.1  CONDUCT OF BUSINESS.

        6.1.1 AFFIRMATIVE COVENANTS. During the period from the date of this Agreement to the Effective Time, except with the written consent of 1855 Bancorp, Sandwich will operate its business, and it will cause each of the Sandwich Subsidiaries to operate its business, only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and take no action which would (i) materially adversely affect the ability of 1855 Bancorp or Sandwich to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement.

        6.1.2 NEGATIVE COVENANTS. Sandwich agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, or consented to by 1855 Bancorp in writing (which consent shall not be unreasonably withheld), Sandwich will not, and will cause each of the Sandwich Subsidiaries not to:

           (a) change or waive any provision of its Charter or By-laws;

           (b) change the number of shares of its authorized or issued capital stock (except for the issuance of Sandwich Common Stock pursuant to the exercise of outstanding stock options under the Sandwich Stock Option
     Plans, as contemplated by Section 4.1 hereof);

           (c) issue or grant any option, warrant, call, com-mitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of Sandwich or any of the Sandwich Subsidiaries, or any securities convertible into shares of such stock; except that Sandwich may issue shares of Sandwich Common Stock or permit treasury shares to become outstanding to satisfy presently outstanding options under and in accor-dance with the terms of the Sandwich Stock Option Plans;

           (d) effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

           (e)  declare or pay any dividends or other
     distributions with respect to its capital stock except for a quarterly cash dividend not in excess of $0.35 per share, declared and paid in accordance with applicable law, regulation and contractual and regulatory commitments and for dividends paid by any Sandwich Subsidiary to Sandwich;

           (f) enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litiga-
     tion) except in the ordinary course of business consistent with past practice; provided, however, that Sandwich shall have the right, on or before the Effective Time, to amend
     (i) its Supplemental Retirement Plans to nullify section 10.01(b) thereof, (ii) its defined benefit Pension Plan to ensure that any excess funding projected as of the Effective Time inures solely to the benefit of Sandwich's employees who are plan participants (but only to the extent that 1855 Bancorp receives confirmation from CBERA, or otherwise receives confirmation, in each case reasonably satisfactory to it, that such amendment will not result in any liability, contingent or otherwise, to 1855 Bancorp or its Subsidiaries), and (iii) each employment agreement to permit the employee who is party to the agreement to elect, more than 90 days before the Effective Time, to receive severance benefits in designated annual installments over a future period of up to two years after the Effective Time, with interest accruing at the prevailing one-year constant maturity treasury rate;

           (g) except in the ordinary course of business consistent with past practice, incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument (other than FHLB advances not exceeding 110% of the December 31, 1997 level), or acquire any equity, debt, or other investment securities;

           (h) make any capital expenditures in excess of $25,000 individually or $100,000 in the aggregate, other than pursuant to Previously Disclosed binding commitments existing on the date hereof;

           (i) make or commit to make any commercial or commercial real estate loan or loans to one borrower
     (including such borrower's related interests) in an aggregate principal balance (or with an aggregate commitment) of $1,000,000 or more;

           (j) grant any increase in rates of compensation to its employees, except merit increases in accordance with past practices and general increases to employees as a class in accordance with past practice or as required by law; grant any increase in rates of compensation to, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to its directors or to its officers who are currently covered by employment or severance agreements with Sandwich except for nondiscretionary payments required by such agreements and except for increases in officer compensation rates by no more than 4.5% on an aggregate basis; enter into any employment, severance or similar agreements or arrangements with any director or employee; adopt or amend in any material respect or terminate any employee benefit plan, pension plan or incentive plan except as required by law or the terms of such plan or as provided in Section 6.1.2, or permit the vesting of any material amount of benefits under any such plan other than

     pursuant to the provisions thereof as in effect on the date of this Agreement; or make any contributions to Sandwich's deferred compensation plans, supplemental executive retirement plans, grantor trust, defined benefit Pension Plan or 401(k) Plan not in the ordinary course of business consistent with past practice; or make any contributions to Sandwich's Employee Stock Ownership Plan, other than contributions, based on Sandwich's accrual levels in effect for 1998 on the date of this Agreement, for the period ending on the Effective Time; or make any cash bonus payments pursuant to Sandwich's Management Incentive Compensation Plan, other than (i) accrued but unpaid amounts from March through December 1997 and amounts to be accrued in January and February 1998 equal to $24,167 per month, and (ii) the budgeted amount accruing from March 1, 1998 through the earlier to occur of December 31, 1998 or the Effective Time (it being understood that the monthly budgeted amount is equal to $24,167 and that such amount will be paid prior to the Effective Time to then-current employees of Sandwich or any Subsidiary); or make any contributions to Sandwich's Grantor Trust other than nondiscretionary contributions required by the terms of the applicable Benefit Plan;

           (k) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

           (l) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with customary banking practices;

           (m) except as the fiduciary duties of the Board of Directors otherwise requires (as determined in good faith upon the advice of legal counsel), merge into, consolidate with, affiliate with, or be purchased or acquired by, any other Person, or permit any other to be merged, consolidated or affiliated with it or be purchased or acquired by it, or, except to realize upon collateral in the ordinary course of its business, acquire a significant portion of the assets of any other Person, or sell a significant portion of its assets;

           (n) make any material change in its accounting methods or practices, except changes as may be required by GAAP or by regulatory requirements;

           (o) enter into any off-balance sheet transaction involving interest rate and currency swaps, options and futures contracts, or any other similar derivative transactions;

           (p) knowingly take any action that would result in the representations and warranties of Sandwich contained in this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date; or

           (q)  agree to do any of the foregoing.

     6.2 CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Time, Sandwich will cause one or more of its representatives to confer with representatives of 1855 Bancorp and report the general status of its ongoing operations at such times as 1855 Bancorp may reasonably request. Sandwich will promptly notify 1855 Bancorp of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Sandwich. Sandwich will also provide 1855 Bancorp such information
with respect to such events as 1855 Bancorp may reasonably request from time to time. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter ending after the date of this Agreement
(other than the last quarter of each fiscal year ending December
31), the Sandwich will deliver to 1855 Bancorp its quarterly report on Form 10-Q under the Exchange Act, and, as soon as reasonably available, but in no event more than 90 days after the end of each fiscal year, Sandwich will deliver to 1855 Bancorp its Annual Report on Form 10-K. Within 25 days after the end of each month, Sandwich will deliver to 1855 Bancorp a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month.

     6.3 ACCESS TO PROPERTIES AND RECORDS. Sandwich shall permit 1855 Bancorp reasonable access upon reasonable notice to its properties and those of the Sandwich Subsidiaries, and shall disclose and make available to 1855 Bancorp during normal business hours all of its books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which 1855 Bancorp may have a reasonable interest; provided, however, that Sandwich shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. Sandwich shall provide and shall request its auditors to provide 1855 Bancorp with such historical financial information regarding it (and related audit reports and consents) as 1855 Bancorp may reasonably request for securities disclosure purposes.

     6.4  FINANCIAL AND OTHER STATEMENTS.

        6.4.1 Promptly upon receipt thereof, Sandwich will furnish to 1855 Bancorp copies of each annual, interim or special audit of the books of Sandwich and the Sandwich Subsidiaries made by its independent accountants and copies of all internal control reports submitted to Sandwich by such accountants in connection with each annual, interim or special audit of the books of Sandwich and the Sandwich Subsidiaries made by such accountants.

        6.4.2 As soon as practicable, Sandwich will furnish to 1855 Bancorp copies of all such financial statements and reports as it or any Subsidiary shall send to its stockholders, the SEC, the Bank Commissioner, the FDIC or any other regulatory authority, except as legally prohibited thereby.

        6.4.3 Sandwich will advise 1855 Bancorp promptly of the receipt of any examination report of any federal or state regulatory or examination authority with respect to the condition or activities of Sandwich or any of the Sandwich Subsidiaries.

        6.4.4 With reasonable promptness, Sandwich will furnish to 1855 Bancorp such additional financial data as 1855
Bancorp may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

     6.5 DISCLOSURE SUPPLEMENTS. From time to time prior to the Effective Time, Sandwich will promptly supplement or amend the Disclosure Schedules delivered in connection herewith pursuant to Article IV with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such

Disclosure Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

     6.6 CONSENTS AND APPROVALS OF THIRD PARTIES. Sandwich shall use all reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Sandwich shall utilize the services of a professional proxy soliciting firm to help obtain the shareholder vote required to be obtained by it hereunder.

     6.7 ALL REASONABLE EFFORTS. Subject to the terms and conditions herein provided, Sandwich agrees to use all reasonable efforts to take, or cause to be taken, all corporate or other action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

     6.8  FAILURE TO FULFILL CONDITIONS.  In the event that
Sandwich determines that a condition to its obligation to com-plete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify 1855 Bancorp.

     6.9 NO SOLICITATION. Unless and until this Agreement shall have been properly terminated by either party pursuant to
Section 11.1 hereof, neither Sandwich nor any of its subsidiaries shall (and Sandwich and Sandwich Bank shall use all commercially reasonable efforts to cause its representatives, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, initiate or participate in any discussions or negotiations with, or, provide any information to, any corporation, partnership, person or other entity or group (other than 1855 Bancorp and its affiliates or Representatives) concerning any merger, tender offer, sale of substantial assets, sale of shares of capital stock or debt securities or similar transaction involving Sandwich or Sandwich Bank (an "Acquisition Transaction"); provided, however that Sandwich and its representatives shall be permitted to participate in discussions or negotiations with, or provide information to, any other corporation, partnership, person or other entity or group with respect to an Acquisition Transaction if the Board of Directors of Sandwich determines (in good faith upon the advice of outside counsel) that their fiduciary duties require them to do so. Notwithstanding the foregoing, nothing contained in this Section
6.9 shall prohibit Sandwich or its Board of Directors from taking and disclosing to Sandwich's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to Sandwich's stockholders which, in the judgment of the Board of Directors (upon the advice of counsel), may be required under applicable law or is necessary in order to comply with its fiduciary obligations. Sandwich will immediately communicate to 1855 Bancorp the terms of any proposal, discussion, negotiation or inquiry relating to an Acquisition Transaction and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction (which shall mean that any such communication shall be delivered no less promptly than by telephone within 24 hours of Sandwich's receipt of any such proposal or inquiry) or its receipt of any request for information from the FRB, the DOJ, or any other governmental agency or authority with respect to a proposed Acquisition Transaction. Sandwich shall continue to consult with 1855 Bancorp after receipt of such proposal or commencement of such discussion or negotiation relating to an Acquisition Transaction, and will not take any action with respect to such proposed Acquisition Transaction except after reasonable consultation with 1855 Bancorp.


                     ARTICLE VII
               COVENANTS OF 1855 BANCORP

     7.1 Conduct of Business. During the period from the date of this Agreement to the Effective Time, except with the written consent of Sandwich and except as provided below, 1855 Bancorp will take no action which would (i) materially adversely affect the ability of 1855 Bancorp or Sandwich to obtain any necessary approvals of governmental authorities required for the transac-tions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) materially adversely affect its ability to perform its covenants and agree-ments under this Agreement, or (iii) result in the repre-sentations and warranties of 1855 Bancorp contained in this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date; provided that nothing herein contained shall preclude 1855 Bancorp from taking any action Previously Disclosed.

     7.2 CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Time, 1855 Bancorp will cause one or more of its representatives to confer with representatives of Sandwich and report the general status of its ongoing operations at such times as Sandwich may reasonably request. 1855 Bancorp will promptly notify Sandwich of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving 1855 Bancorp. 1855 Bancorp will also provide Sandwich such information with respect to such events as Sandwich may reasonably request from time to time. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending October 31), the 1855 Bancorp will deliver to Sandwich a consolidated balance sheet and a consolidated statement of operations, without related notes, for such quarter prepared in accordance with generally accepted accounting principles, and within 25 days after the end of each month, 1855 Bancorp will deliver to Sandwich a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with generally accepted accounting principles.

     7.3 ACCESS TO PROPERTIES AND RECORDS. 1855 Bancorp shall permit Sandwich reasonable access upon reasonable notice to its properties and those of its subsidiaries, and shall disclose and make available to Sandwich during normal business hours all of its books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Sandwich may have a reasonable interest; provided, however, that 1855 Bancorp shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel.

     7.4  FINANCIAL AND OTHER STATEMENTS.

        7.4.1 Promptly upon receipt thereof, 1855 Bancorp will furnish to Sandwich copies of each annual, interim or special audit of the books of 1855 Bancorp and its subsidiaries made by its independent accountants and copies of all internal control reports submitted to 1855 Bancorp by such
accountants in connection with each annual, interim or special audit of the books of 1855 Bancorp and its subsidiaries made by such accountants.

        7.4.2 As soon as practicable, 1855 Bancorp will furnish to Sandwich copies of all such financial statements and reports as it or any Subsidiary shall send to the Bank
Commissioner, the FDIC, the FRB or any other regulatory authority, except as legally prohibited thereby.

        7.4.3 1855 Bancorp will advise Sandwich promptly of the receipt of any examination report of any federal or state regulatory or examination authority with respect to the condition or activities of 1855 Bancorp or any of its subsidiaries.

        7.4.4 With reasonable promptness, 1855 Bancorp will furnish to Sandwich such additional financial data as Sandwich may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

     7.5 DISCLOSURE SUPPLEMENTS. From time to time prior to the Effective Time, 1855 Bancorp will promptly supplement or amend the Disclosure Schedules delivered in connection herewith pursuant to Article V with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

     7.6 CONSENTS AND APPROVALS OF THIRD PARTIES. 1855 Bancorp shall use all reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement, including, without limitation, the approval of its Corporators of the Capital Offering.

     7.7 ALL REASONABLE EFFORTS. Subject to the terms and conditions herein provided, 1855 Bancorp agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

     7.8  FAILURE TO FULFILL CONDITIONS.  In the event that 1855
Bancorp determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Sandwich.

     7.9  EMPLOYEE BENEFITS.

        7.9.1 All employees of Sandwich and its Subsidiaries as of the Effective Time shall become employees of 1855 Bancorp or an 1855 Bancorp Subsidiary as of the Effective Time. Nothing in this Agreement shall give any employee of Sandwich or its Subsidiaries a right to continuing employment with 1855 Bancorp or any Subsidiary thereof after the Effective Time. Any employee of Sandwich or any Sandwich Subsidiary whose employment with 1855 Bancorp or any 1855 Bancorp Subsidiary is terminated by 1855 Bancorp within one year after the Effective Time shall be entitled to receive (i) a lump-sum severance benefit in an amount equal to two-weeks' pay for each year of employment (with partial years of service included in the calculation on a pro-rated basis), up to a maximum of 26 weeks' pay, and (ii) continuation of health benefits, on the same terms and conditions applicable to 1855 Bancorp's active employees, for the same number of weeks factored into the calculation of severance payments, and thereafter COBRA benefits for an additional

period of time determined as though the Sandwich employee terminates employment upon expiration of the period covered by said continued health benefits.

        7.9.2 As soon as practicable after the Effective Time, 1855 Bancorp shall provide or cause to be provided to all employees of Sandwich and any Sandwich Subsidiary who remain employed by 1855 Bancorp or any 1855 Bancorp Subsidiary after the Effective Time with employee benefits which, in the aggregate, are no less favorable than those generally afforded to other employees of 1855 Bancorp or the 1855 Bancorp Subsidiaries holding similar positions, subject to the terms and conditions under which those employee benefits are made available to such employees, provided, however, that (i) for purposes of determining eligibility for and vesting of such employee benefits only (and not for pension benefit accrual purposes), service with Sandwich or any Sandwich Subsidiary prior to the Effective Time shall be treated as service with an "employer" as if such persons had been employees of 1855 Bancorp, to the extent permissible under the terms of 1855 Bancorp's Employee Plans, (ii) this Section 7.9 shall not be construed to limit the ability of 1855 Bancorp and its Subsidiaries to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes as they deem appropriate, and (iii) 1855 Bancorp or a Subsidiary shall continue to provide post-retirement medical benefits to former employees of Sandwich who as of the Effective Time are receiving post-retirement medical benefits in accordance with Sandwich's Previously Disclosed retiree health care Plans I, II, and III, (iv) 1855 Bancorp shall honor any and all vacation leave (but not sick leave) accrued by Sandwich's employees, except to the extent of any duplication of benefits, and (v) no preexisting condition exclusion that is currently inapplicable to a Sandwich employee and/or the employee's covered dependents shall affect their rights to health benefits or coverage under 1855 Bancorp's plans, to the extent permissible under such plans.

        7.9.3  Sandwich has Previously Disclosed to 1855
Bancorp certain employment and change of control agreements, deferred compensation plans, Grantor Trust Agreement, Supplemental Retirement Plans and Split Dollar Insurance Agreements (collectively, "Benefit Agreements"). Following the Effective Time, 1855 Bancorp shall honor or cause its Subsidiaries to honor in accordance with their terms all such Previously Disclosed Benefit Agreements and assume or cause its Subsidiaries to assume all duties, liabilities and obligations under such agreements and arrangements. 1855 Bancorp agrees that (i) the consummation of the transactions contemplated hereby constitutes a "Change in Control" as defined in the Benefit Agreements, and (ii) each of Sandwich's officers who is party to an employment agreement with Sandwich will be deemed to have suffered a material change in their responsibilities and supervision as of the Effective Time, it being understood that the President of Sandwich shall terminate employment as of the Effective Time and receive payments under Section 11(a) of his Employment at such time.

        7.9.4  The allocated assets of Sandwich's Employee
Stock Ownership Plan shall be distributed as soon as administratively practicable after the later of the Effective Time and the receipt of a favorable determination letter, which Sandwich may request at any time after the date of this Agreement, from the Internal Revenue Service as to the effect of the plan's termination on its tax-qualified status under sections 401, 409, and 4975 of the Code. Participants in the Employee Stock Ownership Plan shall have the right to transfer their distributions into any tax-qualified defined contribution plan that 1855 Bancorp maintains, but only if and to the extent that such plan accepts rollover contributions or trustee-to-trustee transfers from other tax-qualified plans.

     7.10  DIRECTORS AND OFFICERS INDEMNIFICATION AND INSURANCE.

        7.10.1 1855 Bancorp shall maintain, or shall cause Compass Bank to maintain, in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by Sandwich (provided, that 1855 Bancorp may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall 1855 Bancorp be required to expend pursuant to this Section 7.10.1 more than $60,000 in the aggregate. In connection with the foregoing, Sandwich agrees to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

        7.10.2 From and after the Effective Time, 1855 Bancorp shall, or shall cause Compass Bank to, indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Sandwich or the Sandwich Subsidiaries or any of their respective subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorney's fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of 1855 Bancorp, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a "Claim"), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Sandwich or any of its subsidiaries if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or at or after, the Effective Time (the "Indemnified Liabilities"), to the fullest extent permitted under applicable state or federal law in effect as of the date hereof or as amended applicable to a time before the Effective Time and under Sandwich's and Sandwich Bank's Articles of Organization or Charter and By-Laws. 1855 Bancorp shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable state or federal law in effect as of the date hereof or as amended applicable to a time before the Effective Time upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.10.2 upon learning of any Claim, shall notify 1855 Bancorp (but the failure so to notify 1855 Bancorp shall not relieve it from any liability which it may have under this
Section 7.10.2, except to the extent such failure materially prejudices 1855 Bancorp) and shall deliver to 1855 Bancorp the undertaking referred to in the previous sentence. In the event of any such Claim (whether arising before or after the Effective
Time) (1) 1855 Bancorp shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption 1855 Bancorp shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if 1855 Bancorp elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between 1855 Bancorp and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and 1855 Bancorp shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) 1855 Bancorp shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties whose reasonable fees and expenses shall be
paid promptly as statements are received, (3) 1855 Bancorp shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) no Indemnified Party shall be entitled to indemnification hereunder with respect to a matter as to which
(x) he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of Sandwich or any Subsidiary, or (y) in the event that a proceeding is compromised or settled so as to impose any liability or obligation upon an Indemnified Party, if there is a determination that with respect to said matter said Indemnified Party did not act in good faith in the reasonable belief that his action was in the best interests of Sandwich or any Subsidiary. The determination shall be made by a majority vote of the trustees of 1855 Bancorp who were formerly directors of Sandwich and who are not involved in such proceeding (the "Former Sandwich Directors"), or, if a majority of the Former Sandwich Directors are involved in the proceeding, by a committee of three disinterested Former Sandwich Directors chosen by all of the Former Sandwich Directors for the purpose of making such determination.

        7.10.3 In the event that either 1855 Bancorp or Compass Bank or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of 1855 Bancorp shall assume the obligations set forth in this Section 7.10.

        7.10.4 The obligations of 1855 Bancorp provided under this Section 7.10 are intended to be enforceable against 1855 Bancorp directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of 1855 Bancorp.

     7.11 MERGER SUB. Prior to the Effective Time, 1855 Bancorp will take any and all necessary action to cause (i) Merger Sub to be organized, (ii) Merger Sub to become a direct or indirect wholly-owned subsidiary of 1855 Bancorp, (iii) the directors and stockholder or stockholders of Merger Sub to approve the transactions contemplated by this Agreement, and
(iv) Merger Sub to execute one or more counterparts of this Agreement and to deliver at least one such counterpart so executed to Sandwich, whereupon Merger Sub shall become a party to and be bound by this Agreement.

                      ARTICLE VIII
             REGULATORY AND OTHER MATTERS

     8.1 SANDWICH SPECIAL MEETING. Sandwich will (i) as promptly as practicable, take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the "Sandwich Stockholders Meeting") for the purpose of approving this Agreement and the Merger, and for such other purposes as may be, in Sandwich's reasonable judgment, necessary or desirable, (ii) subject to the fiduciary responsibility of the Board of Directors of Sandwich as advised by counsel, recommend to its stockholders the approval of the aforementioned matters to be submitted by it to its stockholders, and (iii) cooperate and consult with 1855 Bancorp with respect to each of the foregoing matters.

     8.2 SANDWICH PROXY MATERIALS. As soon as practicable after the date hereof, Sandwich shall file the Sandwich Proxy Statement with the SEC under the Exchange Act and shall use all reasonable efforts to have the Sandwich Proxy Statement cleared by the SEC. 1855 Bancorp and Sandwich shall cooperate with each other in the preparation of the Sandwich Proxy Statement; 1855


Bancorp shall provide Sandwich with any information concerning it that Sandwich may reasonably request in connection with the Proxy Statement and Sandwich shall notify 1855 Bancorp promptly of the receipt of any comments of the SEC with respect to the Sandwich Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to 1855 Bancorp promptly copies of all correspondence between Sandwich or any representative of Sandwich and the SEC. Sandwich shall give 1855 Bancorp and its counsel the opportunity to review the Sandwich Proxy Statement prior to its being filed with the SEC and shall give 1855 Bancorp and its counsel the opportunity to review all amendments and supplements to the Sandwich Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of 1855 Bancorp and Sandwich agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Sandwich Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Sandwich Common Stock entitled to vote at the Sandwich Stockholders Meeting referred to in Section 8.1 hereof at the earliest practicable time. 1855 Bancorp shall promptly notify Sandwich if at any time it becomes aware that the Proxy Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
In such event, Sandwich and 1855 Bancorp shall cooperate in the preparation of a supplement or amendment to such Proxy Statement which corrects such misstatement or omission, and shall cause the same to be filed with the SEC and to be mailed to Sandwich's stockholders.

     8.3 CAPITAL OFFERING. Commencing promptly after the date of this Agreement, 1855 Bancorp and Compass Bank will take all reasonable steps necessary to effect the Capital Offering and 1855 Bancorp shall use its best efforts to satisfy the conditions to closing set forth in Section 9.2.5 (provided that in no event shall 1855 Bancorp or Compass Bank (or the Mid-Tier Subsidiary) be required to undertake a full conversion to stock form or otherwise issue more than 49% of its capital stock). If the Capital Offering is to be effected through the Mid-Tier Holding Company, such steps shall include, without limitation, organizing the Mid-Tier Holding Company as a newly-created subsidiary of 1855 Bancorp and contributing all of the capital stock of Compass Bank to the Mid-Tier Holding Company. In addition, without limiting the generality of the foregoing, 1855 Bancorp shall cause the following to be done:

        8.3.1 1855 Bancorp shall duly call, give notice of, convene and hold a special meeting of its Board of Corporators as soon as practicable for the purpose of approving the Capital Offering. The Board of Trustees of 1855 Bancorp will recommend to the Corporators the approval of the Capital Offering.

        8.3.2 Compass Bank will use all reasonable efforts to prepare and file all required regulatory applications required in connection with the Capital Offering, including, without limitation, filing applications with the Bank Commissioner, the FDIC and the FRB (to the extent that the Capital Offering is effected through the Mid-Tier Holding Company).

        8.3.3 1855 Bancorp shall prepare as promptly as practicable, and Sandwich shall co-operate in the preparation of, a prospectus or offering circular (the "Offering Document") meeting all requirements of applicable federal and state securities and banking laws and regulations. If the Capital Offering is to be effected through the Mid-Tier Holding Company, 1855 Bancorp shall incorporate such Offering Document into a Form S-1 Registration Statement ("Form S-1") satisfying all applicable requirements of the Securities Act, and the rules and regulations thereunder, and shall
use its reasonable best efforts to have the Form S-1 declared effective under the Securities Act as promptly as practicable after such filing.

        8.3.4 Sandwich shall provide 1855 Bancorp with any information concerning it that 1855 Bancorp may reasonably request in connection with the Offering Document, and Sandwich shall promptly notify 1855 Bancorp if at any time it becomes aware that the Offering Document or the Form S-1 contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Sandwich and 1855 Bancorp shall cooperate in the preparation of a supplement or amendment to such Offering Document, which corrects such misstatement or omission, and shall cause an amended Form S-1 to be filed with the SEC (if applicable). Sandwich shall provide to 1855 Bancorp a "comfort" letter from the independent certified public accountants for Sandwich, dated as of the date of the Offering Document and updated as of the date of consummation of the Capital Offering, with respect to certain financial information regarding Sandwich, each in form and substance which is customary in transactions such as the Capital Offering, and shall cause its counsel to deliver to the placement agent for the Capital Offering such opinions as 1855 Bancorp may reasonably request.

        8.3.5 1855 Bancorp shall give Sandwich and its counsel the opportunity to review the Offering Document prior to its being filed with the Bank Commissioner and FDIC (and the SEC, if applicable) and shall give Sandwich and its counsel the opportunity to review all amendments and supplements to the Offering Document and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the Bank Commissioner, the FDIC (and the SEC, if applicable). Each of 1855 Bancorp and Sandwich agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the Bank Commissioner, FDIC and the SEC and to cause the Offering Document and all required amendments and supplements thereto to be mailed to the qualified depositors of Compass Bank at the earliest practicable time.

     8.4 REGULATORY APPROVALS. Each of Sandwich and 1855 Bancorp will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement, including without limitation the Merger, the Bank Merger and the Capital Offering. Sandwich and 1855 Bancorp will furnish each other and each other's counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with the Offering Document, the Proxy Statement and any application, petition or any other statement or application made by or on behalf of Sandwich or 1855 Bancorp to any governmental body in connection with the Capital Offering, the Merger, the Bank Merger, and the other transactions contemplated by this Agreement. Sandwich and 1855 Bancorp shall have the right to review and approve in advance all characterizations of the information relating to 1855 Bancorp or Sandwich, as the case may be, and any of their respective subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. In addition, Sandwich and 1855 Bancorp shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any governmental body prior to its filing.

                      ARTICLE IX
                  CLOSING CONDITIONS

     9.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS UNDER THIS AGREEMENT. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, none of which may be waived:

        9.1.1 STOCKHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved in accordance with applicable law, Articles of Organization, By-laws and NASD policy by the requisite vote of the stockholders of Sandwich.

        9.1.2 INJUNCTIONS. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

        9.1.3 REGULATORY APPROVALS. All necessary approvals, authorizations and consents of all governmental bodies required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, not reasonably foreseen as of the date of this Agreement, that would, in the good faith reasonable judgment of the Board of Directors of 1855 Bancorp and Sandwich, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise or of Sandwich or Sandwich Bank or otherwise materially impair the value of Sandwich or Sandwich Bank to 1855 Bancorp.

     9.2 CONDITIONS TO THE OBLIGATIONS OF 1855 BANCORP UNDER THIS AGREEMENT. The obligations of 1855 Bancorp under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

        9.2.1 REPRESENTATIONS AND WARRANTIES. The represen-tations and warranties of Sandwich set forth in Article IV hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by 1855 Bancorp; provided, however, that (i) in determining whether or not the condition contained in this Section 9.2.1 shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this Section 9.2.1 shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on Sandwich and the Sandwich Subsidiaries, taken as a whole; and Sandwich shall have delivered to 1855 Bancorp a certificate of Sandwich to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Sandwich as of the Effective Time.

        9.2.2 AGREEMENTS AND COVENANTS. Sandwich shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants of Sandwich to be performed or complied with by it at or prior to the Effective Time under this Agreement, except to the extent that any failure to perform or comply shall not individually, or in the aggregate, have a Material Adverse Effect on Sandwich and the Sandwich Subsidiaries, taken as a whole, or materially adversely affect consummation of the Merger and other transactions contemplated hereby, and 1855 Bancorp shall have received a certificate signed on behalf of


Sandwich by the Chief Executive Officer and Chief Financial
Officer of Sandwich to such effect dated as of the Effective
Time.

        9.2.3 PERMITS, AUTHORIZATIONS, ETC. Sandwich and the Sandwich Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger by Sandwich, the failure to obtain which would have a Material Adverse Effect on Sandwich and the Sandwich Subsidiaries, taken as a whole.

        9.2.4 LEGAL OPINION. 1855 Bancorp shall have received an opinion, dated the Closing Date, from Housley Kantarian and Bronstein P.C., counsel to Sandwich, in the form attached hereto as Exhibit B.

        9.2.5 CAPITAL OFFERING. 1855 Bancorp shall have consummated the Capital Offering, and such Capital Offering shall have resulted in net proceeds to Compass Bank or the Mid-Tier Holding Company sufficient to enable Compass Bank to remain "well-capitalized" under applicable federal banking law and otherwise to meet regulatory capital requirements, in each case after giving effect to the Merger.

     Sandwich will furnish 1855 Bancorp with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as 1855 Bancorp may reasonably request.

     9.3  CONDITIONS TO THE OBLIGATIONS OF SANDWICH UNDER THIS
AGREEMENT. The obligations of Sandwich under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

        9.3.1 REPRESENTATIONS AND WARRANTIES. The represen-tations and warranties of 1855 Bancorp set forth in Article V hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by Sandwich;
provided, however, that (i) in determining whether or not the condition contained in this Section 9.3.1 shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this Section 9.3.1 shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on 1855 Bancorp; and 1855 Bancorp shall have delivered to Sandwich a certificate of 1855 Bancorp to such effect signed by the Chief Executive Officer and the Chief Financial Officer of 1855 Bancorp as of the Effective Time;

        9.3.2 AGREEMENTS AND COVENANTS. 1855 Bancorp shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants of 1855 Bancorp to be performed or complied with by it at or prior to the Effective Time under this Agreement except to the extent that any failure to perform or comply shall not individually, or in the aggregate, have a Material Adverse Effect on 1855 Bancorp and the 1855 Bancorp Subsidiaries, taken as a whole, or materially adversely affect consummation of the Merger and other transactions contemplated hereby, and Sandwich shall have received a certificate signed on behalf of 1855 Bancorp by the Chief Executive Officer and Chief Financial Officer of 1855 Bancorp to such effect dated as of the Effective Time.


        9.3.3 PERMITS, AUTHORIZATIONS, ETC. 1855 Bancorp and its subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger by 1855 Bancorp and the Bank Merger by Compass Bank, the failure to obtain which would have a Material Adverse Effect on 1855
Bancorp and its subsidiaries, taken as a whole.

        9.3.4 LEGAL OPINION. Sandwich shall have received an opinion from Foley, Hoag & Eliot LLP, counsel to 1855 Bancorp, dated the Closing Date, in the form attached hereto as Exhibit
C.

        9.3.5 PAYMENT OF MERGER CONSIDERATIONS. 1855 Bancorp shall have delivered to the Paying Agent on or before the Closing Date the aggregate amount of the Merger Consideration in immediately available funds to be paid to holders of the Sandwich common stock pursuant to Article III of this Agreement and the Paying Agent shall provide Sandwich with a certificate evidencing such delivery.

     1855 Bancorp will furnish Sandwich with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as Sandwich may reasonably request.

                       ARTICLE X
                      THE CLOSING

     10.1 TIME AND PLACE. Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Foley, Hoag & Eliot LLP, One Post Office Square, Boston, Massachusetts at 10:00 a.m. on a date specified by 1855 Bancorp at least three business days prior to such date. The Closing Date shall be as soon as practicable after the later to occur of the consummation of the Capital Offering or the receipt of last required approval for the Merger and the Bank Merger and the expiration of the last of all required waiting periods under such approvals, or at such other place, date or time as 1855 Bancorp and Sandwich may mutually agree upon.

     10.2 DELIVERIES AT THE CLOSING. At the Closing there shall be delivered to 1855 Bancorp and Sandwich the opinions, certificates, and other documents and instruments required to be delivered under Article IX hereof.

                       ARTICLE XI
           TERMINATION, AMENDMENT AND WAIVER

     11.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of Sandwich:

        11.1.1 At any time by the mutual written agreement of 1855 Bancorp and Sandwich;

        11.1.2 By either Sandwich or 1855 Bancorp (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Effective Time or within 30 business days after written notice by 1855 Bancorp to Sandwich (or by Sandwich to 1855 Bancorp) of such breach (for purposes of this Section
11.1.2 a material breach shall be deemed to be a breach which has, either individually or in the aggregate, a Material

Adverse Effect on the party making such representations or warranties (provided, that no effect shall be given to any qualification relating to materiality or a Material Adverse Effect in such representations and warranties) or a Material Adverse Effect on the business, operations, financial condition, property or assets of the combined enterprise or which materially adversely affects consummation of the Merger and the other transactions contemplated hereby, including the Capital Offering);

        11.1.3 By either Sandwich or 1855 Bancorp (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure shall not have been cured within 30 business days after written notice by 1855 Bancorp to Sandwich (or by Sandwich to 1855 Bancorp) of such failure (for purposes of this Section 11.1.3 a material failure to perform or comply shall be deemed to be a failure which has, either individually or in the aggregate, a Material Adverse Effect on the party so failing or on the business, operations, financial condition, property or assets of the combined enterprise or which materially adversely affects consummation of the Merger and the other transactions contemplated hereby, including the Capital Offering);

        11.1.4 At the election of either 1855 Bancorp or Sandwich, if the Closing shall not have occurred on or before December 31, 1998 (the "Termination Date"), or such later date as shall have been agreed to in writing by 1855 Bancorp and Sandwich; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party's breach of any of its obligations under this Agreement, and provided, further, that the Termination Date may be extended for an additional two-month period by either party by written notice to the other party (given not later than one week prior to the Termination Date) if the Closing shall not have occurred because of failure to have obtained approval from one or more regulatory authorities whose approval is required in connection with this Agreement and the transactions contemplated hereby (including, without limitation, in connection with the Capital Offering) under circumstances in which neither party has the right to terminate this Agreement pursuant to Section 11.1.6 hereof;

        11.1.5 By either Sandwich or 1855 Bancorp if the stockholders of Sandwich shall have voted at the Sandwich stockholders meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

        11.1.6 By either Sandwich or 1855 Bancorp (i) if final action has been taken by a regulatory authority whose approval is required in connection with this Agreement and the transactions contemplated hereby (other than the Capital Offering), which final action (x) has become unappealable and
(y) does not approve this Agreement or the transactions contemplated hereby, or (ii) if any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger or the Bank Merger and such order, decree, ruling or other action shall have become final and nonappealable;

        11.1.7 By either Sandwich or 1855 Bancorp (i) if final action has been taken by a regulatory authority whose approval is required in connection with the Capital Offering, which final action (x) has become unappealable and (y) does not approve the Capital Offering, or (ii) if any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Capital Offering and such order, decree, ruling or other action shall have become final and nonappealable; or

        11.1.8 By Sandwich or 1855 Bancorp if a Payment Event occurs.

     11.2  EFFECT OF TERMINATION.

        11.2.1 In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 1.1, 11.3, 11.4, 12.1, 12.2, 12.6,
12.9, 12.10, this Section 11.2, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

        11.2.2 If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

           (a) Subject to Sections 11.3 and 11.4, termination of this Agreement pursuant to Section 11.1 (other than termination pursuant to Sections 11.1.2 and 11.1.3 as a result of a willful breach or gross negligence by a party hereto) shall be without liability, cost or expense on the part of any party to the other.

           (b) In the event of a termination of this Agreement pursuant to Section 11.1.2 or 11.1.3 hereof resulting from the willful conduct or gross negligence of a party, such party shall be obligated to reimburse the other party for up to $1,000,000 of out-of-pocket costs and expenses, including, without limitation, reasonable legal, accounting and investment banking fees and expenses, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder (collectively referred to as "Costs"). The payment of Costs is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto at law or in equity or as is contemplated herein. Notwithstanding anything to the contrary herein, if (i) Sandwich makes the payment contemplated in Section 11.4 of this Agreement or (ii) if 1855 Bancorp makes the payment contemplated in Section 11.3 of this Agreement, such party shall not have any further liability to the other party (or its Subsidiaries), whether for Costs, breach or otherwise.

        11.2.3 Except as provided in Sections 11.2.2, 11.3 and 11.4, whether or not the Merger is consummated, all Costs incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

        11.2.4  In no event shall any officer, agent or
director of Sandwich, any Sandwich Subsidiary, 1855 Bancorp or any 1855 Bancorp Subsidiary, be personally liable thereunder for any default by any party in any of its obligations hereunder unless any such default was intentionally caused by such officer, agent or director.

     11.3 1855 BANCORP SPECIAL PAYMENT. As a condition of Sandwich's willingness to, and in order to induce Sandwich to, enter into this Agreement, and to reimburse Sandwich for incurring the damages, costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, 1855 Bancorp hereby agrees to pay to Sandwich, as liquidated damages and in lieu of any other rights or remedies under this Agreement, a payment in the amount of $4,000,000 (the "Special Payment") if and only if (i) the Merger is not consummated and the Agreement is terminated in accordance with its terms due to the failure of the condition set

forth in Section 9.2.5 of this Agreement, or (ii) the Agreement is terminated pursuant to Section 11.1.7, or (iii) 1855 Bancorp otherwise does not consummate the Capital Offering by no later than December 31, 1998 (subject to the two month extension contemplated in Section 11.1.4 herein), or (iv) Sandwich has terminated this Agreement in accordance with Section 11.1.2 or
11.1.3 because 1855 Bancorp has intentionally or willfully breached any of its representations or warranties herein or intentionally and willfully failed to perform or comply with any of its covenants or agreements herein, to such extent as to permit such termination (such reasons for termination being hereinafter referred to as the "Special Payment Event"). Notwithstanding the foregoing, 1855 Bancorp shall have no obligation to make any Special Payment to Sandwich if the Special Payment Event is primarily due to a breach of a representation or warranty of Sandwich (subject to the standard set forth in Section 11.1.2 of this Agreement) or a breach by Sandwich one or more covenants in this Agreement (subject to the standard set forth in Section 11.1.3 of this Agreement), which breach of representation, warranty or covenant directly or adversely affects 1855 Bancorp's ability to consummate the Merger or satisfy the condition set forth in Section 9.2.5 of this Agreement.

        11.3.1 PAYMENTS REQUIRED. Any payment required to be made under this Section 11.3 shall be paid by 1855 Bancorp to Sandwich by wire transfer of immediately available funds to an account designated by Sandwich within five business days after demand by Sandwich.

        11.3.2  EXCLUSIVITY OF REMEDY.   Notwithstanding
anything to the contrary set forth in this Agreement, if 1855 Bancorp pays or causes to be paid to Sandwich the Special Payment, neither 1855 Bancorp nor Compass Bank will have any further obligations or liabilities to Sandwich or Sandwich Bank with respect to this Agreement or the transactions contemplated by this Agreement.

     11.4 SANDWICH CHANGE IN CONTROL EXPENSE FEE. As a condition of 1855 Bancorp's willingness to, and in order to induce 1855 Bancorp to, enter into this Agreement, and to reimburse 1855 Bancorp for incurring the damages, costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Sandwich hereby agrees to pay to 1855 Bancorp, as liquidated damages, and in lieu of any other rights or remedies under this Agreement, a payment in the amount of $4,000,000 (the "Expense Fee") if and only if a Payment Event (as hereinafter defined) shall have occurred before the Expense Fee Termination Date (as hereinafter defined) determined in accordance with Section 11.4.3.

        11.4.1 "PAYMENT EVENT" shall mean any of the following events:

           (a) Without 1855 Bancorp's prior written consent, Sandwich shall have authorized, proposed, or entered into, or publicly announced an intention to authorize, propose, or enter into an agreement with any person (other than 1855 Bancorp or any 1855 Bancorp Subsidiary) to effect (A) a merger, consolidation or similar transaction involving Sandwich or any Sandwich Subsidiary, (B) the disposition, by sale, lease, exchange or otherwise, of assets of Sandwich or any Sandwich Subsidiary representing in either case 15% or more of the consolidated assets of Sandwich and the Sandwich Subsidiaries, or (C) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 15% or more of the voting power of Sandwich or any Sandwich Subsidiary (any of the foregoing a "Change of Control Transaction"); or

           (b) any person (other than 1855 Bancorp or any 1855 Bancorp Subsidiary) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership of, or any "group" (as such term is defined in Section 13(d)(3) of the Exchange Act) shall have been formed

which beneficially owns or has the right to acquire beneficial ownership of, 34% or more of the then outstanding shares of Sandwich Common Stock.

        11.4.2 A "TIME EXTENSION EVENT" means any of the following events:

           (a) any person (other than 1855 Bancorp or any 1855 Bancorp Subsidiary) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of Sandwich Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding shares of Sandwich Common Stock (such an offer being referred to herein as a "Tender Offer" and an "Exchange Offer," respectively); or

           (b) following the public announcement of an Acquisition Proposal, the holders of Sandwich Common Stock shall not have approved this Agreement at the meeting of such stockholders held for the purpose of voting on this Agreement (the term "Acquisition Proposal" is defined to mean (x) a bona fide proposal by any person (other than 1855 Bancorp or any subsidiary of 1855 Bancorp) shall have been made to Sandwich or its stockholders to engage in a Change of Control Transaction, (y) any person (other than 1855 Bancorp or any subsidiary of 1855 Bancorp) shall have stated its intention to Sandwich or its stockholders to make a proposal to engage in a Change of Control Transaction if this Agreement terminates or (z) any person (other than 1855 Bancorp or any subsidiary of 1855 Bancorp) shall have filed an application or notice with any Governmental Entity to engage in a Change of Control Transaction); or

           (c) following the occurrence of an Acquisition
     Proposal:

              (i) the meeting of Sandwich stockholders held for the purpose of voting on this Agreement shall not have been held or shall have been canceled prior to termination of this Agreement,

              (ii) Sandwich's Board of Directors shall have withdrawn or modified in a manner adverse to 1855 Bancorp the recommendation of Sandwich's Board of Directors with respect to this Agreement and the Merger; or

              (iii)  Sandwich shall have willfully or
           intentionally breached any representation, warranty, covenant or obligation contained in this Agreement and such breach would entitle 1855 Bancorp to terminate this Agreement under Section 11.1.2 or
           11.1.3 hereof (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Merger pursuant to the terms of this Agreement).

        11.4.3 DURATION OF 1855 BANCORP'S RIGHTS WITH RESPECT TO EXPENSE FEE. Notwithstanding any other provision of this Agreement, the provisions of this Section 11.4 shall remain in effect and shall be enforceable by 1855 Bancorp or any successor in interest until the "Expense Fee Termination Date", which shall be the earliest to occur of:

           (a)  The Effective Time of the Merger,

           (b) The date that is 12 months after termination of this Agreement following the occurrence of a Time Extension
     Event;

           (c) The date on which the Agreement is terminated in accordance with its terms, but only if such termination takes place prior to the occurrence of a Payment Event or a Time Extension Event.

        11.4.4 PAYMENTS REQUIRED. Any payment required to be made under this Section 11.4 shall be paid by Sandwich to 1855 Bancorp by wire transfer of immediately available funds to an account designated by 1855 Bancorp within five business days after demand by 1855 Bancorp. In the event of a termination under circumstances that would trigger a payment under this
Section 11.4, the standstill provisions contained in the Confidentiality Agreement shall terminate.

        11.4.5 EXCLUSIVITY OF REMEDY. Notwithstanding anything to the contrary set forth in this Agreement, if Sandwich pays or causes to be paid to 1855 Bancorp or to Compass Bank the Expense Fee, neither Sandwich nor Sandwich Bank will have any further obligations or liabilities to 1855 Bancorp or Compass Bank with respect to this Agreement or the transactions contemplated by this Agreement.

     11.5 AMENDMENT, EXTENSION AND WAIVER. Subject to applica-ble law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of Sandwich), the parties hereto may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the repre-sentations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of Sandwich, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of consideration to be delivered to Sandwich's stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                      ARTICLE XII
                     MISCELLANEOUS

     12.1 CONFIDENTIALITY. Except as specifically set forth herein, 1855 Bancorp and Sandwich mutually agree to be bound by the terms of the Confidentiality Agreements previously executed by the parties hereto, which Agreements are hereby incorporated herein by reference. The parties hereto agree that such Confi-dentiality Agreements shall continue in accordance with their respective terms, notwithstanding the termination of this Agree-ment.

     12.2 PUBLIC ANNOUNCEMENTS. Sandwich and 1855 Bancorp shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement, except as may be otherwise required by law, and neither Sandwich nor 1855 Bancorp shall issue any joint news releases with respect to this Agreement unless such news releases have been mutually agreed upon by the parties hereto, except as required by law.

     12.3 SURVIVAL. All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished
at, the Effective Date other than covenants that by their terms are to survive or be performed after the Effective Date.

     12.4 NOTICES. All notices or other communications hereun-der shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by cable, telegram, telex or fax addressed as follows:

     If to Sandwich or Sandwich Bank, to:

           100 Old King's Highway
           Sandwich, Massachusetts 02563
           Attention: President
           Fax: (508) 833-0005

     With required copes to each of :

           Harry K. Kantarian, Esq.
           Leonard S. Volin, Esq.
           Housley Kantarian & Bronstein, P.C.
           1220 19th Street, N.W.
           Suite 700
           Washington, D.C. 29936
           Fax: (202) 822-9611

     If to 1855 Bancorp or to Compass Bank, to:

           791 Purchase Street
           New Bedford, Massachusetts  02740-2101
           Attention: President
           Fax: (508) 984-6212

     With required copies to each of:

           Peter W. Coogan, Esq.
           Carol Hempfling Pratt, Esq.
           Foley, Hoag & Eliot LLP
           One Post Office Square
           Boston, Massachusetts 02109
           Fax: (617) 832-7000

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

     12.5 PARTIES IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that (except as otherwise expressly provided in this Agreement or as is contemplated in Section 7.9 of this Agreement)
nothing in this Agreement is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement.

     12.6 COMPLETE AGREEMENT. This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto or thereto, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

     12.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

     12.8 SEVERABILITY. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

     12.9 GOVERNING LAW. This Agreement shall be governed by the laws of Massachusetts, without giving effect to its principles of conflicts of laws.

     12.10 INTERPRETATION. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered "Section 5.5.1" would be part of "Section 5.5" and references to "Section 5.5" would also refer to material contained in the subsection described as "Section 5.5.1"). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.

THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK


     IN WITNESS WHEREOF, 1855 Bancorp, Compass Bank, Sandwich and Sandwich Bank have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.
                       THE 1855 BANCORP


[SEAL]                 By: /s/ Kevin G. Champagne
                          ----------------------------
                          President and CEO

[SEAL]                 By:/s/ Francis Mascianica
                          ----------------------------
                          Treasurer


                       COMPASS BANK FOR SAVINGS


[SEAL]                 By: /s/ Kevin G. Champagne
                          ----------------------------
                          President and CEO


[SEAL]                 By:/s/ Francis Mascianica
                          ----------------------------
                          Treasurer


                       SANDWICH BANCORP, INC.


[SEAL]                 By:/s/ Frederic D. Legate
                          ----------------------------
                          President and CEO


[SEAL]                 By:/s/ George Larson
                          ----------------------------
                          Treasurer

                       THE SANDWICH CO-OPERATIVE BANK


[SEAL]                 By:/s/ Frederic D. Legate
                          ----------------------------
                          President and CEO



[SEAL]                 By:/s/ George Larson
                          ----------------------------
                          Treasurer

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